PROSPECTUS SUPPLEMENT
To Prospectus dated November 2, 2001


1,000,000 Common Shares


RAIT INVESTMENT TRUST




Common Shares
of Beneficial Interest                                 [RAIT -- GRAPHIC OMITTED]


$20.50 per share


-----------------------------------------------------------------------------------------------------
o RAIT Investment Trust is offering 1,000,000          o Our common shares are listed on the New
  common shares of beneficial interest.                  York Stock Exchange under the symbol
                                                         "RAS."

o We will receive all of the net proceeds from this    o The last reported sales price of our common
  offering.                                              shares on April 25, 2002 was $20.50 per
                                                         share.

                           --------------------------

This investment involves risk. See "Risk Factors" beginning on page 5 of the accompanying prospectus.



================================================================================

                                                         Per Share      Total
                                                         ---------   -----------
Public offering price ...............................     $20.50     $20,500,000
Underwriting discount ...............................     $ 0.92     $   920,000
Proceeds, before expenses, to us ....................     $19.58     $19,580,000

================================================================================


The underwriter has a 30-day option to purchase up to 150,000 additional common shares from us to cover over-allotments, if any.


Neither the Securities and Exchange Commission nor any state securities commission has approved of anyone's investment in these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.




                           U.S. Bancorp Piper Jaffray




            The date of this prospectus supplement is April 25, 2002

                               TABLE OF CONTENTS

    Prospectus Supplement                                                   Page
    ---------------------                                                   ----
    Summary .............................................................    S-1
    Recent Developments .................................................    S-3
    Use of Proceeds .....................................................    S-3
    Market Price of and Distributions on Our Common Shares ..............    S-4
    Capitalization ......................................................    S-5
    Supplemental Federal Income Tax Consequences of Our Status as a REIT     S-5
    Underwriting ........................................................    S-6
    Experts .............................................................    S-7
    Legal Opinions ......................................................    S-7
    Where You Can Find More Information .................................    S-7
    Forward-Looking Statements ..........................................    S-8

    Prospectus
    ----------
    Our Company .........................................................      2
    Use of Proceeds .....................................................      4
    Risk Factors ........................................................      5
    Description of Shares of Beneficial Interest ........................     12
    Description of Debt Securities ......................................     15
    Description of Warrants .............................................     23
    Certain Provisions of Maryland Law and of Our Declaration of Trust
      and Bylaws.........................................................     24
    Federal Income Tax Consequences of Our Status as a REIT .............     27
    Plan of Distribution ................................................     41
    Experts .............................................................     42
    Legal Opinions ......................................................     42
    Where You Can Find More Information .................................     42

                              --------------------



You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not, and the underwriter has not, authorized any other person to provide you with different information. This prospectus supplement and the accompanying prospectus are not an offer to sell, nor are they seeking an offer to buy, these securities in any jurisdiction where the offer or sale is not permitted. The information in this prospectus supplement and the accompanying prospectus is current as of the date the information is presented, but the information may have changed since those dates.

--------------------------------------------------------------------------------

                                    SUMMARY

The items in the following summary are described in more detail later in this prospectus supplement and the accompanying prospectus. This summary provides an overview of selected information and does not contain all the information you should consider. Therefore, you should also read the more detailed information set out in this prospectus supplement and the accompanying prospectus, the financial statements and other information incorporated by reference into this prospectus supplement and the accompanying prospectus.

Business of RAIT Investment Trust

We are a Maryland real estate investment trust. We have three principal business activities:

     o    we make real estate loans directly to borrowers;

     o    we acquire real estate loans from others; and

     o    we acquire real properties or interests in real properties.

We seek to generate income for distribution to our shareholders from a combination of interest, rents, distributions in respect of equity interests we have in entities that own real property, and proceeds from the sale of our investments. At December 31, 2001, we had a portfolio of 36 real estate loans with an aggregate gross investment of $197.4 million and five property interests with a net investment of $104.9 million.

The following table sets forth information regarding our loans as of December 31, 2001:

                                     Gross
                                 investment in                Average    Range of
Type of loan                      real estate     Number     loan-to-      loan          Range of
------------                         loans       of loans    value(1)    yields(2)      maturities
                                 -------------   --------    --------    ---------   ----------------
Long-term first mortgages and
senior loan
 participations(3)(4) .......    $  5,700,036        2          42%        10-12%    4/30/02-8/31/05
Mezzanine (including
wraparound)
 loans(5) ...................     108,007,250       22          85%        11-45%    3/22/02-5/1/21
                                                    12
Short-term bridge loans(6)...      83,728,208       --          75%        11-20%    3/31/02-11/13/03
                                 -------------
   Total.....................    $197,435,494       36
                                 =============      ==

(1) Calculated as outstanding loan balance divided by the appraised value of the underlying collateral based on appraisals we obtained when the loan was originated or purchased.
(2)  All of our loans are at fixed interest rates.
(3) Both of these loans are cash flow loans or participations in cash flow loans. A cash flow loan, although at a stated rate of interest, must pay interest to the extent of all cash flow from the property underlying the loan after property operating expenses. Our cash flow loans are loans in default under the original loan terms that we acquired at a discount to the outstanding balance of the loan and are subject to forbearance agreements.
(4) Both of these loans have appreciation interests. An appreciation interest gives us the right to be paid a percentage of:
          o any increase in the value of a property underlying the applicable loan over the value of the property at the time we make the loan or an agreed value; or
          o any increase in a property's revenues over a stated revenue level, usually the level at the time we make the loan.

(5) Includes $31.8 million of senior financing secured by real property underlying our loans. All of these loans are junior lien loans or other forms of subordinated financing. Three loans, in the aggregate amount of $9.0 million at December 31, 2001, are cash flow loans that were purchased at a discount to their outstanding balances and are subject to forbearance agreements. Thirteen loans, in the aggregate amount of $71.4 million at December 31, 2001, including three cash flow loans in the aggregate amount of $9.0 million at December 31, 2001, have appreciation interests.

(6) Includes $5.0 million of senior financing. Three of these loans, in the aggregate amount of $45.4 million at December 31, 2001, have appreciation interests. Three of these loans, in the aggregate amount of $17.1 million at December 31, 2001, are secured by guarantees from the principals of the borrowers.

We owned the following property interests at December 31, 2001:

     o 500-unit apartment building in Philadelphia, Pennsylvania with a cost of $19.8 million. After acquisition, we obtained non-recourse financing of $15.0 million ($14.7 million at December 31, 2001), which bears interest at 7.73% and is due on December 1, 2009 and $2.3 million ($2.3 million at December 31, 2001), which bears interest at an annual rate of 7.17% and is due March 1, 2012.

     o 25% preferred interest in a limited liability company that owns a 168-unit apartment complex in Baltimore, Maryland. We originally acquired 100% of the limited liability company for $4.4 million. We subsequently sold a 75% interest in the limited liability company to a third party. The property is subject to $3.9 million of non-recourse financing ($3.8 million at December 31, 2001), which bears interest at 7.88% and is due on November 1, 2009 and $1.4 million ($1.4 million at December 31, 2001) which bears interest at an annual rate of 6.82% and is due October 2011.

     o 89% partnership interest in a partnership that owns a building in Philadelphia, Pennsylvania with 456,000 square feet of office/retail space. We acquired our interest for $750,000. In March 2001, we also acquired two subordinated loans with respect to the property for $20.2 million. The aggregate original principal amount of the two loans was $23.2 million. Including these two loans, the property is subject to non-recourse financing of $44.0 million ($42.5 million at December 31, 2001) which bears interest at an annual rate of 6.85% and is due on August 1, 2008.

     o    Building in Rohrerstown, Pennsylvania with 12,630 square feet on
          2.93 acres used as a diagnostic imaging center. We acquired the property for $1.7 million. After acquisition, we obtained non-recourse financing of $1.1 million ($1.0 million at December 31, 2001), which bears interest at 7.33% and is due on August 1, 2008.

     o 50% preferred interest in a limited liability company that owns a building in Philadelphia, Pennsylvania with 88 apartment units and 56,000 square feet of commercial space. We acquired our interest for $5.6 million. The property is subject to financing of $11.6 million ($11.6 million at December 31, 2001), which bears interest at 8.37% and is due on March 11, 2028.

The Offering


Common shares offered ...................................   1,000,000 shares(1)
Common shares to be outstanding after this offering .....   17,881,736 shares(2)
New York Stock Exchange symbol ..........................   RAS



(1) 1,150,000 shares if the underwriter exercises its over-allotment option in full.
(2) 18,031,736 shares if the underwriter exercises its over-allotment option in full. Does not include shares reserved for issuance under our employee stock option and dividend reinvestment plans or shares issuable on the exercise of warrants.

Office Location

Our principal office is located at 1818 Market Street, Philadelphia, Pennsylvania 19103. Our telephone number is (215) 861-7900.

                              RECENT DEVELOPMENTS


On April 23, 2002, we announced that our net income for the first quarter ended March 31, 2002, after depreciation and amortization and before minority interest and extraordinary gain, was $9.5 million, or $0.61 per outstanding common share on a diluted basis, and our funds from operations for the quarter, defined as net income before depreciation, amortization and extraordinary gain, was $10.3 million, or $0.66 per outstanding common share on a diluted basis. We also announced total assets as of March 31, 2002 of $371.2 million, including $234.3 million of investments in real estate loans and $112.2 million of investments in real estate, and total equity as of March 31, 2002 of $241.2 million.

On April 16, 2002, we paid a quarterly cash distribution of $0.58 per common share to holders of record on April 3, 2002.

On April 11, 2002, Friedman, Billings, Ramsey & Co., Inc. acquired 103,455 common shares pursuant to a partial exercise of its warrant to purchase 141,667 of our common shares. The warrant was issued in connection with our initial public offering in January 1998 with an exercise price of $15.00 per common share. We received proceeds of $1.5 million as a result of the warrant exercise.

From January 1, 2002 through April 25, 2002, we originated 7 loans, and increased a loan to an existing borrower, for an aggregate investment of $49.4 million. We also purchased a property for $8.8 million, including assumption of $5.4 million of debt.

In March 2002, we completed a public offering of 1,380,000 common shares, resulting in proceeds to us, after underwriting discounts and offering expenses, of $23.7 million.

In March 2002, we obtained a $5.0 million line of credit secured by a pledge of a $7.5 million first priority mortgage loan in our portfolio. The line of credit currently bears interest at 30-day LIBOR plus 2.5%, and future borrowing will bear interest at either 30-day LIBOR plus 2.5% or the prime rate as published in the "Money Rates" section of The Wall Street Journal, at our election, but in any case at least 5.5%. The line terminates in June 2003. As of the date of this prospectus supplement, there are no amounts outstanding under this line of credit or under our $20.0 million line of credit.

In February 2002, we granted options to purchase 49,100 common shares under our stock option plan. The options, which were exercised in March 2002, had an exercise price of $16.92 per common share.

On January 10, 2002, Friedman Billings, Ramsey & Co., Inc., U.S. Bancorp Piper Jaffray Inc. and Stifel Nicolaus & Company, Incorporated exercised in full their over-allotment option under our December 2001 offering of common shares. Together they purchased 375,000 common shares, generating proceeds to us of $5.7 million.

                                USE OF PROCEEDS

The net proceeds from the sale of the 1,000,000 common shares in this offering will be approximately $19.5 million after deducting the underwriting discount and the estimated expenses of the offering. We intend to use the net proceeds from the sale of our common shares to originate loans, acquire loans and acquire property interests. Pending investment, we will hold the net proceeds in interest-bearing bank accounts or use them to purchase marketable, interest-bearing securities.

             MARKET PRICE OF AND DISTRIBUTIONS ON OUR COMMON SHARES


Our common shares trade on the New York Stock Exchange under the symbol "RAS."

The following table sets forth the high and low sale prices of our common shares and distributions on our common shares on a quarterly basis for our last two fiscal years and for the current fiscal year through April 25, 2002.


                                                                                                                 Cash distributions
                                                                                               High      Low          per share
                                                                                              ------    ------   ------------------
Fiscal 2002
-----------
Second quarter (through April 25, 2002)...................................................    $21.87    $19.61          $  --
First quarter.............................................................................     20.35     16.20           0.58

Fiscal 2001
-----------
Fourth quarter............................................................................     17.50     15.55           0.56
Third quarter.............................................................................     17.25     13.90           0.52
Second quarter............................................................................     17.00     13.60           0.52
First quarter.............................................................................     16.00     12.35           0.52

Fiscal 2000
-----------
Fourth quarter............................................................................     12.85     11.25           0.51
Third quarter.............................................................................     12.88     10.44           0.51
Second quarter............................................................................     11.13      9.94           0.51
First quarter.............................................................................     11.44     10.06           0.51


As of April 24, 2002 there were 16,881,736 common shares outstanding held by approximately 7,400 beneficial owners and 107 owners of record.

                                 CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2001, and as adjusted to reflect:
     o the sale of 1,000,000 common shares in this offering at a public offering price of $20.50 per share less the underwriting discount and less the expenses of this offering payable by us which we estimate to be $100,000;
     o    the sale of 1,380,000 common shares in our March 2002 offering;
     o the issuance in the first quarter of 2002 and the second quarter of 2002 through April 16, 2002 of
          76,134 common shares pursuant to purchases under our dividend reinvestment plan, grants to employees and exercises of stock options under our stock option plan;
     o the issuance in April 2002 of 103,455 common shares pursuant to the partial warrant exercise of Friedman, Billings, Ramsey & Co., Inc.; and
     o the issuance of 375,000 common shares in connection with the underwriters' exercise of their over-allotment option in our December 2001 offering.


                                                           Actual    As Adjusted
                                                          --------   -----------
                                                           (in thousands except
                                                               share data)
Secured lines of credit(1) ...........................    $  2,000     $  2,000
Minority interest ....................................       2,561        2,561
Shareholders' equity:
Preferred shares, par value $.01; 25,000,000 shares
authorized; no shares
 outstanding; no shares outstanding, as adjusted .....          --           --
Common shares, par value $.01 per share; 200,000,000
shares authorized;
 14,947,147 shares outstanding; 17,881,736 shares
outstanding, as adjusted(2) ..........................         149          179
Additional paid-in capital ...........................     206,345      257,702
Retained earnings ....................................       4,531        4,531
                                                          --------     --------
   Total shareholders' equity.........................     211,025      262,412
                                                          --------     --------
   Total capitalization...............................    $215,586     $266,973
                                                          ========     ========



(1) Does not include indebtedness of $108.9 million that is recourse only to specific properties or investments. As of the date of this prospectus supplement, there were no amounts outstanding under our lines of credit.
(2) Assumes no exercise of the underwriter's over-allotment option to purchase up to an additional 150,000 common shares, and excludes 38,212 common shares which remain issuable pursuant to a warrant granted to Friedman, Billings, Ramsey & Co., Inc. in connection with our initial public offering, 641,969 common shares reserved for issuance under our employee stock option plan and 910,517 common shares reserved for issuance under our dividend reinvestment plan.

      SUPPLEMENTAL FEDERAL INCOME TAX CONSEQUENCES OF OUR STATUS AS A REIT

Based on factual representations made by us regarding our operations, in the opinion of Ledgewood Law Firm, P.C., our counsel, commencing with our taxable year ended December 31, 1998, we have been organized in conformity with the requirements for qualification as a real estate investment trust, or REIT, under the Internal Revenue Code, and our current and proposed method of operating has enabled us, and will enable us, to meet the requirements for qualification and taxation as a REIT. Our qualification as a REIT depends upon our ability to meet the various requirements imposed under the Code through actual operations. Ledgewood Law Firm, P.C. will not review our operations on an ongoing basis, and we cannot assure you that our actual operations will enable us to meet these requirements in a particular year. The opinion of Ledgewood Law Firm, P.C. is not binding on the Internal Revenue Service or any court. The opinion of Ledgewood Law Firm, P.C. is based upon existing law, Internal Revenue Service regulations, currently published administrative positions of the Internal Revenue Service and judicial decisions, all of which are subject to change either prospectively or retroactively.

                                  UNDERWRITING


U.S. Bancorp Piper Jaffray Inc., as sole underwriter, has agreed to buy, subject to the terms of the purchase agreement, 1,000,000 of our common shares. The underwriter is committed to purchase and pay for all of the common shares if any are purchased.

The underwriter has advised us that it proposes to offer the common shares to the public at $20.50 per share. The underwriter proposes to offer the common shares to certain dealers at the same price less a concession of not more than $0.55 per share. The underwriter may allow and the dealers may reallow a concession of not more than $0.10 per common share on sales to certain other brokers and dealers. After the offering, these figures may be changed by the underwriter.

We have granted to the underwriter an option to purchase up to an additional 150,000 common shares from us at the same price to the public and with the same underwriting discount as are set forth on the cover of this prospectus supplement. The underwriter may exercise this option any time during the 30-day period after the date of this prospectus supplement, but only to cover over-allotments, if any.

The following table shows the underwriting fees to be paid to the underwriter in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the over-allotment option.

                                                                 No Exercise    Full Exercise
                                                                 -----------    -------------
             Per share .......................................      $0.92           $0.92
             Total ...........................................     $920,000      $1,058,000


We have agreed to indemnify the underwriter against certain liabilities, including civil liabilities under the Securities Act, or to contribute to payments that the underwriter may be required to make in respect of those liabilities.

We have agreed to certain restrictions on our ability to sell additional common shares for a period of 30 days after the prospectus supplement. We have agreed not to directly or indirectly offer for sale, sell, contract to sell, grant any option for the sale of, or otherwise issue or dispose of, any common shares, options or warrants to acquire common shares, or any related security or instrument, without the prior written consent of U.S. Bancorp Piper Jaffray. The agreement provides exceptions for specified sales, including our sales to the underwriter pursuant to the purchase agreement and our sales in connection with the exercise of options granted, and the granting of options, under our existing stock option plan or dividend reinvestment plan.

To facilitate the offering, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of our common shares during and after the offering. Specifically, the underwriter may over-allot or otherwise create a short position in the common shares for its own account by selling more shares than have been sold to it by us. The underwriter may elect to cover any such short position by purchasing common shares in the open market or by exercising the over-allotment option granted to the underwriter. In addition, the underwriter may stabilize or maintain the price of the common shares by bidding for or purchasing common shares in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to other broker-dealers participating in the offering are reclaimed if common shares previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the common shares at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also effect the price of the common shares to the extent that it discourages resales of the common shares. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

                                    EXPERTS


Our consolidated financial statements as of December 31, 2001 and 2000 for each of the three years ended December 31, 2001 appearing in our Annual Report on Form 10-K/A for the year ended December 31, 2001, which are incorporated by reference in this prospectus supplement and the accompanying prospectus, have been audited by Grant Thornton LLP, whose report is incorporated by such reference in this prospectus supplement and given upon their authority as experts in accounting and auditing.

                                 LEGAL OPINIONS

The validity of the common shares offered by this prospectus supplement will be passed upon for us by Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland. The opinion of counsel described in "Supplemental Federal Income Tax Consequences of Our Status as a REIT" is the opinion of Ledgewood Law Firm, P.C., Philadelphia, Pennsylvania. Certain legal matters relating to this offering will be passed upon for the underwriter by Hunton & Williams.

                      WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we filed with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may request copies of these documents, upon payment of a copying fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for information on the operation of the Public Reference Room. Our SEC filings are also available to the public on the SEC internet site at http://www.sec.gov.

The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to documents we have filed with the SEC which are not included in this prospectus supplement or the accompanying prospectus. The information incorporated by reference is considered part of this prospectus, and later information that we file with the SEC will automatically update and replace this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

   o  Annual Report on Form 10-K/A for the year ended December 31, 2001.

   o Current Reports on Form 8-K filed January 4, 2002, March 7, 2002, March 15, 2002 and April 25, 2002.

   o The description of our common shares contained in Form 8-A/A dated January 23, 2002.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

               RAIT Investment Trust
               ATTN: Ellen J. DiStefano
               Vice President and Chief Financial Officer
               1818 Market Street, 28th Floor
               Philadelphia, Pennsylvania 19103
               (215) 861-7900

                           FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus contain or incorporate by reference certain forward-looking statements. When used, statements which are not historical in nature, including those prefaced by the words "anticipate," "estimate," "should," "expect," "believe," "intend" and similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties, including, among other things:

     o business conditions and the general economy, especially as they affect interest rates;

     o defaults by borrowers in paying debt service on our loans, particularly our subordinated and discounted loans;

     o    illiquidity of our portfolio of loans and property interests;

     o our inability to originate or acquire loans or property interests on favorable terms; and

     o    our inability to maintain our REIT qualification.

Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected are discussed in the "Risk Factors" section of the prospectus that accompanies this prospectus supplement, as well as in reports filed by us from time to time with the Securities and Exchange Commission, including Forms 10-K, 10-Q and 8-K. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed in or incorporated by reference into this prospectus supplement and the accompanying prospectus might not occur.

PROSPECTUS



                                  $150,000,000

                             RAIT INVESTMENT TRUST
                    Preferred Shares of Beneficial Interest,
               Common Shares of Beneficial Interest and Warrants
                             RAIT PARTNERSHIP, L.P.
                                Debt Securities

--------------------------------------------------------------------------------
            We will provide specific terms of the securities we sell
                       in supplements to this prospectus.

You should read this prospectus and any supplement carefully before you invest.
--------------------------------------------------------------------------------

   This prospectus is part of a registration statement that RAIT Investment Trust and RAIT Partnership filed with the SEC utilizing a "shelf" registration process. Under this registration process, over the next two years, RAIT Investment Trust may sell any combination of its preferred shares of beneficial interest, common shares of beneficial interest and warrants exercisable for preferred shares or common shares, and RAIT Partnership may sell debt securities in one or more series guaranteed by RAIT Investment Trust, in one or more offerings up to a total dollar amount of $150,000,000. The terms of these offerings will be determined at the time of sale. We refer to the debt securities, the preferred shares, the common shares and the warrants collectively as the "securities" in this prospectus. The common shares of RAIT Investment Trust are listed for trading on the American Stock Exchange under the symbol "RAS." For more information on how our securities may be sold, please read the section of the prospectus entitled "Plan of Distribution."

   The specific terms of the securities we offer and the terms of their sale will be set forth in an accompanying supplement to this prospectus. The specific terms of the securities will include, when applicable, with respect to debt securities, the title, series, aggregate principal amount, form, which may be registered, bearer, certificated or global, authorized denominations, maturity, rate of interest or manner of calculation of the rate, time of payment of interest, any provisions regarding redemption at our option or repayment at your option, any provision regarding sinking fund payments, any provisions regarding conversion into other securities, additional covenants and the public offering price. The specific terms for the preferred shares will include, when applicable, series, title and par value, any dividend, liquidation, redemption, conversion, voting and other rights, and the public offering price. The specific terms of the warrants will include the title, public offering price, securities for which they are exercisable, term and exercise price. The specific terms of the common shares will include the public offering price. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described in the section of the prospectus entitled "Where You Can Find More Information."

   You should read the section entitled "Risk Factors" beginning on page 5 for a discussion of certain factors you should consider before buying our securities.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.


                The date of this prospectus is November 2, 2001

                                  OUR COMPANY

General

   RAIT Investment Trust is a real estate investment trust, or REIT, formed under Maryland law. It conducts its operations through RAIT Partnership, L.P., a limited partnership that owns substantially all of our assets. RAIT Investment Trust's wholly-owned subsidiaries, RAIT General, Inc. and RAIT Limited, Inc., are the sole general partner and sole limited partner, respectively, of RAIT Partnership. We sometimes refer to RAIT Investment Trust and RAIT Partnership, along with RAIT General and RAIT Limited, using the words "we," "our" and "us."

   We have three principal business activities:

   o we make real estate loans directly to borrowers;

   o we acquire real estate loans from others; and

   o we acquire real properties or interests in real properties.

   We seek to generate income for distribution to our shareholders from a combination of interest, rents, distributions in respect of equity interests we have in entitites that own real property and proceeds from the sale of our investments.

   Our address is 1818 Market Street, Philadelphia, Pennsylvania 19103. Our telephone number is
(215) 861-7900.

Direct Lending

   We make real estate loans directly to borrowers whose financing needs do not conform to the criteria of institutional lenders and lenders that securitize loans. We attempt to adapt the terms of our direct loans to meet the particular needs of a borrower. We emphasize junior lien or other forms of subordinated, or "mezzanine," financing, including wraparound financing, with principal amounts generally between $2.0 million and $30.0 million. We also provide short-term bridge financing. This financing may be in excess of our targeted size range where the borrower has a committed source of take-out financing, or we believe that it can arrange take-out financing, to reduce our investment to an amount within our targeted size range.

   We seek to include "appreciation interest" provisions in our loans. These provisions require a borrower to pay us a percentage of any increase in the value of a property underlying one of our loans over the value of the property at the time the loan is made or over a value agreed upon by us and the borrower. Alternatively, these provisions may require payment of a percentage of the increase in a property's revenues over a stated revenue level, usually the level at the time the loan is made. The measurement period for an appreciation interest typically ends at loan repayment. We generally seek an appreciation interest of at least 25%, and may seek to obtain both types of appreciation interest in appropriate circumstances.

Loan Acquisition

   We also acquire existing real estate loans held by banks, other institutional lenders or third-party investors. We focus on loans that, because of one or more past defaults under the original loan terms due to lack of a strong operating history for the underlying properties, the borrowers' historical credit problems, cash flow problems at the underlying properties or other factors, we can acquire at a discount to their outstanding balances and the appraised value of their underlying properties. We will not acquire any loan, however, unless the prior loan holder, property owner or some other person has taken material steps to resolve the problems relating to the loan and its underlying property, and where completion of the resolution process will not involve our active intervention. We seek to acquire loans for which completion of the resolution process will enhance our total return through increased yields or realization of some portion or all of the discount at which they were acquired.

Loan Portfolio

   The following table sets forth information regarding our loans as of June 30, 2001:



                                                         Investments in                Average
                     Type of loan                         real estate      Number     loan-to-       Range of          Range of
                     ------------                            loans        of loans    value(1)    loan yields(2)      maturities
                                                         --------------   --------    --------    --------------   ----------------
Long-term first mortgages and senior loan
  participations(3)(4)...............................     $ 10,600,318        6          43%          11-15%       11/30/02-7/14/09
Mezzanine (including wraparound)
  loans(5)...........................................      114,780,646       19          83%          10-30%(7)     3/22/02-5/1/21
Short-term bridge loans(6)...........................       46,346,449        8          68%          12-52%(7)     7/13/01-6/22/03

------------

(1) Calculated as outstanding loan balance divided by the appraised value of the underlying collateral based on appraisals we obtained when the loan was originated or purchased.

(2) All of our loans are at fixed rates.

(3) Includes $1.8 million of senior financing. Five of these loans, in the aggregate amount of $8.6 million at June 30, 2001, are cash flow loans or participations in cash flow loans. A cash flow loan, although at a stated rate of interest, requires a borrower, through forbearance or other agreements, to pay interest to the extent of all cash flow from the property underlying the loan after property operating expenses. Our cash flow loans are loans in default under the original loan terms that we acquired at a discount and are subject to forbearance agreements.

(4) Five of these loans, in the aggregate amount of $5.4 million at June 30, 2001, including four cash flow loans, in the aggregate amount of $3.4 million at June 30, 2001, have appreciation interests.

(5) Includes $44.1 million of senior financing. Thirteen of these loans, in the aggregate amount of $43.9 million at June 30, 2001, are with recourse only to the properties securing the loans. Three loans, in the aggregate amount of $8.7 million at June 30, 2001, are cash flow loans and are subject to forbearance agreements. Thirteen loans, in the aggregate amount of $98.6 million at June 30, 2001, including three cash flow loans, in the aggregate amount of $8.7 million at June 30, 2001, have appreciation interests.

(6) Includes $12.0 million of senior financing. Two of these loans, in the aggregate amount of $17.5 million at June 30, 2001, have appreciation interests. Two of these loans, in the aggregate amount of $19.7 million at June 30, 2001, are secured by guarantees from the principals of the borrower.

(7) Includes loan fees charged.

Acquisition of Property Interests

   We also acquire real property either directly, or indirectly through ownership of an interest in an entity that itself owns a real property. We believe that acquiring property interests is advantageous for three reasons. First, it gives us flexibility in addressing the financial needs and tax situations of borrowers in situations where debt financing may not be appropriate. Second, it provides us with the opportunity to participate in capital appreciation in addition to current income. Third, it assists us in our tax planning, as we discuss in the prospectus section "Federal Income Tax Consequences of Our Status as a REIT."

   We currently own the following property interests:

   o 500-unit apartment building in Philadelphia, Pennsylvania with an acquisition cost of $19.5 million. After acquisition, we obtained non-recourse financing of $15.0 million ($14.8 million at June 30, 2001) which bears interest at 7.73% and is due on December 1, 2009, and of $2.3 million ($2.3 million at June 30, 2001) which bears interest at 7.17% and is due March 2, 2012.

   o 25% preferred interest in a limited liability company that owns a 168-unit apartment complex in Baltimore, Maryland. We originally acquired 100% of the limited liability company for $4.4 million.

     We subsequently sold a 75% interest in the limited liability company to a third party. The property is subject to $3.9 million of non-recourse financing ($3.8 million at June 30, 2001) which bears interest at 7.88% and is due on November 1, 2009.

   o 89% partnership interest in a partnership that owns a building in Philadelphia, Pennsylvania with 456,000 square feet of retail/office space. We acquired our interest for $750,000. The property is subject to non-recourse financing of $42.7 million at June 30, 2001 which bears interest at 6.85% and is due on August 1, 2008.

   o Building in Rohrerstown, Pennsylvania with 12,630 square feet on 2.93 acres used as a diagnostic imaging center. We acquired the property for $1.7 million. After acquisition, we obtained non-recourse financing of $1.1 million ($1.1 million at June 30, 2001) which bears interest at 7.33% and is due on August 1, 2008.

   o 51% preferred interest in a limited liability company that owns a building in Philadelphia, Pennsylvania with 88 apartment units and 56,000 square feet of commercial space. We acquired our interest for $5.6 million. The property is subject to financing of $11.6 million ($11.6 million at June 30, 2001) which bears interest at 8.37% and is due on March 11, 2028.

Recent Developments

   On July 18, 2001, we completed a public offering of 2,550,000 common shares. The net proceeds to us from the sale of the common shares, after underwriting commissions and before offering expenses, was approximately, $36.7 million. Resource America, Inc. purchased 105,000 common shares at a price of $14.41, which was the offering price net of underwriting discounts of $0.83 per share. Resource America sponsored our formation and currently owns 10.6% of our outstanding common shares. On August 2, 2001 we sold an additional 338,983 common shares pursuant to the exercise of the underwriters' over-allotment option. We received approximately $4.9 million in net proceeds from the exercise of the over-allotment option after underwriting commissions and before offering expenses.

Ratio of Earnings to Fixed Charges

   Our ratio of earnings to fixed charges was 1.95 for fiscal 2000, 2.17 for fiscal 1999 and 2.95 for fiscal 1998. Our ratio of earnings to fixed charges for the six months ended June 30, 2001 was 2.36.

   We calculate the ratio of earnings to fixed charges by dividing earnings by fixed charges. For this purpose, earnings consist of income, before allocation to minority interests, and extraordinary items plus fixed charges. Fixed charges consist of interest expense and debt amortization cost.

                                USE OF PROCEEDS

   Except as otherwise set forth in a supplement to this prospectus, we intend to use the net proceeds from the sale of our securities to originate and acquire loans and acquire property interests. Pending investment, the net proceeds of a sale will be held in interest-bearing bank accounts or invested in readily marketable, interest-bearing securities.

                                  RISK FACTORS

                                    General

   Transactions with our affiliates may result in conflicts of interest. We have relationships with Resource America, Brandywine Construction & Management, Inc. and The Bancorp.com, Inc. which may give rise to conflicts of interest.

   We have in the past purchased investments from and sold investments to Resource America and we anticipate that we will do so in the future, subject to a limitation contained in our declaration of trust. Our company and Resource America also own various interests in the same properties.

   Jonathan Z. Cohen, an executive vice president of Resource America, currently serves as Resource America's representative on our board of trustees. Mr. Cohen is the son of Edward E. Cohen, the chairman, chief executive officer, president and a principal shareholder of Resource America, and Betsy Z. Cohen, our chairman and chief executive officer. Scott F. Schaeffer, our president and chief operating officer, is a director of Resource America.

   Brandywine Construction & Management, an affiliate of Resource America, provides real estate management services to our company.

   As part of our regular banking relationships, we place a portion of our temporary excess cash in short-term money market instruments with The Bancorp.com Bank, the wholly-owned banking subsidiary of The Bancorp.com. Betsy Z. Cohen, our chairman and chief executive officer, is the chief executive officer and a director of The Bancorp.com, and her son, D. Gideon Cohen, is its chairman. Mr. Cohen is also a director of Resource America.

                           Investment Activity Risks

Financing Considerations

   The value of our loans depends on conditions beyond our control. Loan defaults will reduce our current return on investment and may require us to become involved in expensive and time-consuming proceedings, including bankruptcy, reorganization or foreclosure proceedings. Our primary or sole source of recovery is typically the real property underlying our loans. Accordingly, the value of our loans depends upon the value of the underlying real property. This value may be affected by numerous factors outside our control, including those described elsewhere in this "Risk Factors--Investment Activity Risks" section.

   Our loans typically provide payment structures other than equal periodic payments that retire a loan over its specified term, including structures that defer payment of some portion of accruing interest, or defer repayment of principal, until loan maturity. Where a borrower must pay a loan balance in a large lump sum payment, its ability to satisfy this obligation may depend upon its ability to obtain suitable refinancing or otherwise to raise a substantial cash amount, which we do not control and which may be subject to the same considerations we describe elsewhere in this "Risk Factors--Investment Activity Risks" section. In addition, mortgage lenders can lose their lien priority in many jurisdictions, including those in which our existing loans are located, to persons who supply labor and materials to a property. For these and other reasons, the total amount which we may recover from one of our loans may be less than the total amount of a loan or our cost of acquisition.

   Longer term, subordinate and non-conforming loans are illiquid and their value may decrease. Our loans generally have maturities between four and ten years and typically do not conform to standard loan underwriting criteria. Many of our loans are subordinate loans. As a result, our loans are relatively illiquid investments. We may be unable to vary our portfolio promptly in response to changing economic, financial and investment conditions. As a result, the fair market value of our portfolio may decrease in the future.

   Investment in subordinate loans may involve increased risk of loss. We emphasize junior lien loans and other forms of subordinated financing, including wraparound loans. As of June 30, 2001, twenty-one of our loans, constituting 70.5% of our loans by book value, were junior lien loans. Because of their subordinate position, junior lien loans carry a greater credit risk than senior lien financing, including a substantially greater risk of non-payment of interest or principal. Where, as part of a financing structure, we take an equity or other unsecured position, our risk of loss may be materially increased. A decline in the real estate market could adversely affect the value of the property so that the aggregate outstanding balances of senior liens may exceed the value of the underlying property. In the event of a default on a senior loan, we may elect to make payments, if we have the right to do so, in order to prevent foreclosure on the senior loans. In the event of foreclosure, we will be entitled to share in the proceeds only after satisfaction of the amounts due to senior lienors, which may result in our being unable to recover the full amount, or any, of our investment. It is also possible that, in some cases, a "due on sale" clause included in a senior mortgage, which accelerates the amount due under the senior mortgage in case of the sale of the property, may apply to the sale of the property if we foreclose, increasing our risk of loss.

   When we acquire a junior loan, we may not acquire the right to service senior loans. The servicers of the senior loans are responsible to the holders of those loans, whose interests will likely not coincide with ours, particularly in the event of a default. Accordingly, the senior loans may not be serviced in a manner advantageous to us.

   As of June 30, 2001, fifteen of our loans, constituting 28.2% of our loans by book value, were not collateralized by recorded or perfected liens, although six of those loans, constituting 10.7% of our loans by book value, are secured by deeds-in-lieu of foreclosure, also known as "pocket deeds." A deed-in-lieu of foreclosure is a deed executed in blank that the holder is entitled to record immediately upon a default in the loan. Ten of these loans, constituting 21.5% of our loans by book value, are secured by pledges of equity interests in the borrowers. These fifteen loans are subordinate not only to existing liens encumbering the underlying property, but also to future judgment or other liens that may arise. Furthermore, in a bankruptcy, we will have materially fewer rights than secured creditors and our rights will be subordinate to the lien-like rights of the bankruptcy trustee. Moreover, enforcement of our loans against the underlying properties will involve a longer and more complex legal process than enforcement of a mortgage loan.

   Investment in non-conforming loans may involve increased risk of loss. Loans we acquire generally do not conform to conventional loan criteria due to past defaults by borrowers. These defaults typically result from lack of a strong operating history for the properties underlying the loans, the borrowers' historical credit problems, the properties' underlying cash flow problems or other factors. As a result, loans we acquire may have a higher risk of default and loss than conventional loans. Any loss we incur may reduce distributions to shareholders or adversely affect the value of our securities.

   Discounted loans may have high rates of default. We acquire loans at a discount from both the outstanding balances of the loans and the appraised value of the properties underlying the loans. Typically, discounted loans are in default under the original loan terms or other requirements and subject to forbearance agreements. A forbearance agreement typically requires a borrower to pay to the lender all revenue from a property after payment of the property's operating expenses in return for the lender's agreement to withhold exercising its rights under the loan documents. As of June 30, 2001, eight of our loans, constituting 10.1% of our loans by book value, had been acquired at a discount to both their outstanding balances and the appraised values of the underlying properties. Each of these loans is in default under its original loan terms but is current under the related forbearance agreement. Acquiring loans at a discount involves a substantially higher degree of risk of non-collection than loans that conform to institutional underwriting criteria. We do not acquire a loan unless material steps have been taken toward resolving problems with the loan, or its underlying property. However, previously existing problems may recur or other problems may arise.

   Financing with high loan-to-value ratios may involve increased risk of loss. We anticipate that many of our loans will have loan-to-value ratios in excess of 80%. A loan-to-value ratio is the ratio of the amount of our financing, plus the amount of any senior indebtedness, to the appraised value of the property underlying the loan. As of June 30, 2001, twenty-two of our loans, constituting 67.3% of our loans by book value, had loan-to-value ratios in excess of 80%. By reducing the margin available to cover fluctuations in property value, a high loan-to-value ratio increases the risk that, upon default, the amount obtainable from sale of the underlying property may be insufficient to repay the financing.

   Interest rate changes may adversely affect our investments. Changes in interest rates affect the market value of our loan portfolio. In general, the market value of a loan will change in inverse relation to an interest rate change where a loan has a fixed interest rate or only limited interest rate adjustments. Accordingly, in a period of rising interest rates, the market value of such a loan will decrease. Moreover, in a period of declining interest rates, real estate loans may have less value than other fixed income securities due to possible prepayments. Interest rate changes will also affect the return we obtain on new loans. In particular, during a period of declining rates, our reinvestment of loan repayments may be at lower rates than we obtained in prior investments or on the repaid loans. Also, increases in interest on debt we incur may not be reflected in increased rates of return on the investments funded through such debt, which would adversely affect our return on those investments. Accordingly, interest rate changes may materially affect the total return on our investment portfolio, which in turn will affect the amount available for distribution to shareholders.

   Lack of geographic diversification exposes our investments to a higher risk of loss from regional economic factors. We emphasize financing properties located in the Philadelphia, Pennsylvania metropolitan area and the Baltimore/ Washington corridor. While we have no specific geographic limitations on where we may invest, we anticipate that our loans will continue to be concentrated in the Philadelphia region and the Baltimore/Washington corridor for the foreseeable future. This lack of geographic diversification may make our loan portfolio more sensitive to economic developments of a primarily regional nature, which may result in reduced rates of return or higher rates of default than might be incurred with a more geographically diverse investment portfolio.

   We may not obtain appreciation interests at the rate we seek, or at all; we may not benefit from appreciation interests we do obtain. In addition to an agreed upon interest rate, we seek to obtain appreciation interests from our borrowers. Appreciation interests require a borrower to pay us additional amounts based upon a property's increase in value, increase in revenues or both. While we seek appreciation interests at rates of at least 25%, we may not be able to obtain these rates. Moreover, we may not be able to negotiate appreciation interest provisions in any of our loans. In addition, while we sought to structure the interest rates on our existing loans to maximize our current yield, we may in the future accept a lower interest rate to obtain an appreciation interest. Of the thirty-three loans in our portfolio as of June 30, 2001, twenty have appreciation interests, constituting 70.7% of our loans by book value. Four of these appreciation interests, with respect to loans constituting 11.9% of our loans by book value, are less than the 25% target rate. The value of any appreciation interest depends on the performance and value of the property underlying the loan and, thus, is subject to real estate investment risks. Accordingly, we may not realize any benefits from our appreciation interests. We do not anticipate receiving significant amounts from our appreciation interests in the early years of our loans.

   Appreciation interests may cause loss of the priority of our lien. Because appreciation interests allow us to participate in the increase in a property's value or revenue, courts, including a court in a bankruptcy, arrangement or similar proceeding, may determine that we should be treated as a partner of, or joint venturer with, the borrower. If a court makes that determination, we could lose our lien priority in the property or lose any benefit of our lien.

   Loans secured by interests in entities owning real property may involve increased risk of loss. We may originate or acquire loans secured by interests in entities that own real properties rather than by a direct security interest in the underlying properties. These loans may be illiquid or otherwise have features that may make it difficult for us to obtain a return of our investment in the event of a default.

   The competition for financing may inhibit our ability to achieve our objectives. We may encounter significant competition from banks, insurance companies, savings and loan associations, mortgage bankers, pension funds, investment bankers and others, including public or private real estate investment trusts, or REITs. This competition could reduce our yields and make it more difficult to obtain appreciation interests. It may also increase the price, and thus reduce potential yields, on discounted loans we acquire. Most of our competitors have substantially greater assets than we do. As such, they have the ability to make larger loans to more creditworthy borrowers and to have a more diversified loan portfolio, which reduces the risk of loss from any one loan. An increase in the general availability of funds to lenders, or a decrease in the amount of borrowing activity, may increase competition for making loans and may reduce obtainable yields or increase the credit risk inherent in the available loans.

   Lengthy loan commitment periods may reduce our returns. We typically issue a loan commitment to a borrower before making the loan. From the time the funds are committed until the loan is closed and the funds disbursed, we hold the funds in temporary investments, which typically do not produce substantial investment returns. If there is a substantial period between loan commitment and loan closing, or if a borrower determines not to use our financing, our investment returns will be adversely affected.

   Usury statutes may impose interest ceilings and substantial penalties for violations. Interest we charge on our loans, which may include amounts received from appreciation interests, may be subject to state usury laws. These laws impose maximum interest rates that may be charged on loans and penalties for violation, including repayment of excess interest and unenforceability of debt. We seek to structure our loans so that we do not violate applicable usury laws, but uncertainties in determining the legality of interest rates and other borrowing charges under some statutes may result in inadvertent violations.

Real Property Considerations

   The value of our property interests depends on conditions beyond our control. Although we emphasize originating or acquiring loans, we have acquired five property interests as of June 30, 2001 and anticipate that we will acquire more in the future. Real property investments are subject to varying degrees of risk. Yields from our real properties depend on their net income and capital appreciation. Income from, and appreciation of, our properties may be adversely affected by general and local economic conditions, neighborhood values, competitive overbuilding, weather, casualty losses and other factors beyond our control. The value of real properties may also be affected by factors such as the cost of compliance with regulations and liability under applicable environmental laws, changes in interest rates and the availability of financing. Income from a property will be adversely affected if a significant number of tenants are unable to pay rent or if available space cannot be rented on favorable terms. Operating and other expenses of our properties, particularly significant expenses such as mortgage payments, real estate taxes and maintenance costs, generally do not decrease when income decreases and, even if revenues increase, operating and other expenses may increase faster than revenues.

   Property interests are illiquid and their value may decrease. Real estate investments are relatively illiquid. Therefore, we may have only a limited ability to vary our portfolio of property interests quickly in response to changes in economic or other conditions. As a consequence, the fair market value of some or all of our property interests may decrease in the future. In addition, provisions in the Internal Revenue Code and related regulations impose a 100% tax on gain realized by a REIT like us from property held primarily for sale to customers in the ordinary course of business. These provisions may materially adversely affect our ability to sell property interests. For a discussion of federal income tax considerations in selling a property interest, you should read "Risk Factors--Legal and Tax Risks--Gain on disposition of assets deemed held for sale in ordinary course subject to 100% tax."

   Uninsured and underinsured losses may affect the value of, or our return from, our property interests. Our properties, and the properties underlying our loans, have comprehensive insurance in amounts we believe sufficient to permit the replacement of the properties in the event of a total loss, subject to applicable deductibles. There are, however, certain types of losses, such as earthquakes, floods and hurricanes, that may be uninsurable or not economically insurable. Also, inflation, changes in building codes and ordinances, environmental considerations and other factors might make it impractical to use insurance proceeds to replace a damaged or destroyed property. If any of these or similar events occurs, it may reduce our return from an affected property and the value of our investment.

   We may have less control of our investment when we invest in joint ventures, partnerships or similar real property interests. Our acquisition of equity interests in entities which own real property provides risks not present in real property loans or direct property ownership. For example, the other equity owners in the entity holding the property might have economic or business interests or goals which are inconsistent with our business interests or goals and may be in a position to take action contrary to our instructions or to our policies and objectives. Moreover, if we are a limited partner in a limited partnership and have rights allowing us control over the partnership or its property, we may be deemed to be a general partner and liable for the debts of the partnership beyond the amount of our investment.

   Real properties with environmental problems may create liability for us. The existence of hazardous or toxic substances on a property will adversely affect its value and our ability to sell or borrow against the property.
Contamination of a real property by hazardous substances or toxic wastes not only may give rise to a lien on that property to assure payment of the cost of remediation, but also can result in liability to us, as owner, operator or lender, for that cost. Many environmental laws can impose liability whether we know of, or are responsible for, the contamination. In addition, if we arrange for the disposal of hazardous or toxic substances at another site, we may be liable for the costs of cleaning up and removing those substances from the site, even if we neither own nor operate the disposal site. Environmental laws may require us to incur substantial expenses, may materially limit our use of our properties and may adversely affect our ability to make distributions to our shareholders. In addition, future or amended laws, or more stringent interpretations or enforcement policies with respect to existing environmental requirements, may increase our exposure to environmental liability.

   Compliance with Americans with Disabilities Act may adversely affect our financial condition. Under the Americans with Disabilities Act of 1990, all public accommodations must meet federal requirements for access and use by disabled persons. We believe that our properties, and those underlying our loans, substantially comply with the requirements of the Americans with Disabilities Act. However, a determination that these properties do not comply with the Americans with Disabilities Act could result in liability for both governmental fines and damages to private parties. If we or our borrowers were required to make unanticipated major modifications to comply with the Americans with Disabilities Act, it could adversely affect our ability to make distributions to our shareholders.

Other Investment Activity Considerations

   Leverage can reduce income available for distribution and cause losses. Our declaration of trust does not limit the amount of indebtedness we may incur. Using leverage, whether with recourse to us generally or only with respect to a particular property, to acquire investments creates an opportunity for increased net income, but at the same time creates risks. For example, leverage can reduce the net income available for distributions to shareholders in periods of rising interest rates where interest rate increases are greater than increases in the rates of return on our investments. We use leverage to acquire investments only when we believe it will enhance our returns. However, we cannot be sure that our use of leverage will prove to be beneficial. Moreover, when our debt is secured by our assets, we can lose some or all or our assets through foreclosure if we do not meet our debt service obligations.

   Lack of diversification in number of investments increases our dependence on individual investments. Although we generally invest between $2.0 million and $30.0 million in a loan or property interest, our declaration of trust does not limit the size of our investments. If we acquire larger loans or property interests, our portfolio will be concentrated in a smaller number of assets, increasing the risk of loss to shareholders if a default or other problem arises.

                              Legal and Tax Risks

   We will be taxed as a regular corporation if we fail to maintain our REIT status. We have operated and intend to continue to operate in a manner that permits us to qualify as a REIT for federal income tax purposes. However, the federal income tax laws governing REITs are complex, and we have not obtained a ruling from the Internal Revenue Service about our status as a REIT. We have received an opinion of counsel that we qualify as a REIT based on our current operations and on certain assumptions and representations concerning future operations. Opinions of counsel are not binding on the Internal Revenue Service or any court. The opinion only represents the view of counsel based on counsel's review and analysis of existing law. Furthermore, our continued qualification as a REIT will depend on our satisfaction of the asset, income, organizational, distribution and shareholder ownership requirements of the Internal Revenue Code on a continuing basis.

   If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates, and distributions to shareholders would not be deductible in computing our taxable income. Corporate tax liability will reduce the amount of cash available for distribution to our shareholders which, in turn, may reduce the trading prices of our common shares. Unless entitled to relief under certain Internal Revenue Code provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT.

   "Phantom Income" may require us to borrow or sell assets to meet REIT distribution requirements. We must distribute at least 90% of our annual net taxable income, excluding any net capital gain or retained capital gain, in order to maintain our REIT status. For years before 2001, we were required to distribute 95% of this income. In addition, we will be subject to a 4% nondeductible excise tax on the amount, if any, by which our distributions in any calendar year are less than the sum of:

   o 85% of our ordinary income for that year,

   o 95% of our capital gain net income for that year, and

   o 100% of our undistributed taxable income from prior years.

We have complied and intend to continue to comply with these distribution requirements. However, in some instances, the structure of our loans may require us to recognize income for federal income tax purposes even though we do not receive corresponding cash payments. This income recognition, in turn, increases the amount that we must distribute in order to avoid corporate income tax for that year unless there is an equivalent amount of deductions that do not require expenditures of cash, such as depreciation on owned real estate. The three principal ways in which this "phantom income" may arise for us are:

   o Origination or acquisition of loans, including loans with appreciation interests, that may be deemed to have original issue discount for federal income tax purposes. Original issue discount is generally equal to the difference between an obligation's issue price and its stated redemption price at maturity. We must recognize as income in each year the portion of the original issue discount that accrues during that year, even though we do not receive cash in that year in the amount of the original issue discount. As of June 30, 2001, four of our loans, constituting 27.1% of our loans by book value, were originated or acquired with original issue discount.

   o Accruing interest with respect to a loan at a rate greater than the rate at which we receive interest. In particular, this may happen where the rate at which interest is paid on a loan is less than the stated rate. As of June 30, 2001, eleven of our loans, constituting 31.2% of our loans by book value, generate this type of "phantom income."

   o Origination or acquisition of wraparound loans under which we receive payments of principal and interest that do not coincide with the payments of principal and interest on underlying senior loans. Even if, as expected, we obtain positive cash flow from the transaction, the amount of principal we pay on the senior obligations may exceed the amount of principal we receive from the obligor on the wraparound loan, and the amount of interest we may receive from the obligor may exceed the amount of interest we pay on the senior obligations. This could create a situation where our taxable income exceeds our cash flow from the wraparound loan.

   o REIT taxable income in excess of cash received may also arise in connection with some property sales and where a significant modification is made to a loan. In addition, we may purchase loans relating to our property interests. To the extent we purchase these loans at a discount, the purchase may give rise to phantom income without any related receipt of cash.

   If any of the above circumstances occur, it could require us, in order to avoid corporate income tax and the nondeductible excise tax, to borrow funds, sell assets at times which may not be advantageous to us, distribute amounts that represent a return of capital, or distribute amounts that would otherwise be spent on future acquisitions, unanticipated capital expenditures or repayment of debt. To offset these risks, we have invested and intend to continue to invest, as appropriate, in property interests so that the non-cash depreciation deductions associated with these investments may help offset our non-cash income.

   Origination fees we receive will not be REIT qualifying income. Any origination fees we receive will not be qualifying income for purposes of the 75% or 95% gross income tests applicable to REITs under the Internal Revenue Code. For a description of these tests, you should read the prospectus section "Federal Income Tax Consequences of Our Status as a REIT--Income Tests." We typically receive initial payments, or "points," from borrowers as commitment fees or additional interest. So long as the payment is for the use of money, rather than for services provided by us, we believe that this income should not be classified as non-qualifying origination fees. However, the Internal Revenue Service may seek to reclassify this income as origination fees instead of commitment fees or interest. If we cannot satisfy the Internal Revenue Code's income tests as a result of a successful challenge of our classification of this income, we may not qualify as a REIT.

   Income from certain loans may not be REIT qualifying income. Fifteen of our loans as of June 30, 2001, constituting 16.2% of our assets by book value, are only indirectly secured by real property. We may acquire or originate similar loans in the future. We may also originate junior loans where a senior loan does not permit us to record a mortgage against the underlying property or substantially restricts our rights as a junior secured lender. In these situations, the Internal Revenue Service may conclude that interest on our loans does not constitute interest from obligations "secured by mortgages on real property or on interests in real property." As a result, interest from these sources would not qualify for purposes of the 75% gross income test. For a description of this test, you should read the prospectus section "Federal Income Tax Consequences of Our Status as a REIT--Income Tests." With respect to the 11 loans that are subject to these restrictions, because we have directly exercisable foreclosure rights upon any default, our counsel is of the opinion that interest income from these loans will constitute qualifying income.

   Gain on disposition of assets deemed held for sale in ordinary course subject to 100% tax. If we sell any of our assets, the Internal Revenue Service may determine that the sale is a disposition of an asset held primarily for sale to customers in the ordinary course of a trade or business. Gain from this kind of sale generally will be subject to a 100% tax. Whether an asset is held "primarily for sale to customers in the ordinary course of a trade or business" depends on the particular facts and circumstances of the sale. Although we will attempt to comply with the terms of safe-harbor provisions in the Internal Revenue Code prescribing when asset sales will not be so characterized, we cannot assure you that we will be able to do so.

   Loss of our Investment Company Act exemption would affect us adversely. We believe that we are not an investment company under the Investment Company Act and intend to conduct our operations so that we do not become an investment company. The Investment Company Act exempts from its registration requirements entities that, directly or through majority-owned subsidiaries, are "primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate." Under current SEC interpretations, in order to qualify for a "no-action" position from the SEC with respect to the availability of this exemption, at least 55% of our assets must be invested in these liens and interests and we may be required to invest an additional 25% in these types of liens and interests or in other "real estate type" assets.

   We believe that, generally, a loan will be considered to be a mortgage or other lien on real estate if we obtain foreclosure rights. We typically seek to obtain these rights in our loans. We have not, however, obtained an exemptive order, no-action letter or other form of interpretive guidance from the SEC on this position. If the SEC takes a different position, our portfolio may not have a composition that allows us to qualify under the exemption we claim. If we do not qualify, we must either change our operations and our asset composition to claim the exemption or register as an investment company. Either alternative could adversely affect us and the market price of our shares.

   Our board of trustees may change our policies without shareholder consent. Our board of trustees determines our policies and, in particular, our investment policies. Our board of trustees may amend or revise our policies or approve transactions that deviate from these policies without a vote of or notice to the shareholders. Policy changes could adversely affect the market price of our shares and our ability to make distributions. We cannot change our policy of seeking to maintain REIT qualification without the approval of the holders of two-thirds of the outstanding common shares.

   Our ownership limitation may restrict business combination opportunities. To qualify as a REIT under the Internal Revenue Code, no more than 50% in value of our outstanding capital shares may be owned, directly or indirectly, by five or fewer individuals during the last half of each taxable year. To preserve our REIT qualification, our declaration of trust generally prohibits any person from owning more than 8.3% or, with respect to Resource America, 15%, of our outstanding common shares and provides that:

   o A transfer that violates the limitation is void.

   o A transferee gets no rights to the shares that violate the limitation.

   o Shares acquired that violate the limitation transfer automatically to a trust whose trustee has all voting and other rights.

   o Shares in the trust will be sold and the record holder will receive the net proceeds of the sale.

The ownership limitation may discourage a takeover or other transaction that our shareholders believe to be desirable.

   Preferred shares may prevent change in control. Our declaration of trust authorizes our board of trustees to issue preferred shares, to establish the preferences and rights of any preferred shares issued, to classify any unissued preferred shares and reclassify any previously classified but unissued preferred shares, without shareholder approval. The issuance of preferred shares could delay or prevent a change in control, apart from the ownership limitation, even if a majority of our shareholders want control to change.

   Maryland anti-takeover statutes may restrict business combination opportunities. As a Maryland REIT, we are subject to various provisions of Maryland law which impose restrictions and require that specified procedures be followed with respect to certain takeover offers and business combinations, including, but not limited to, combinations with persons who own one-tenth or more of our outstanding shares. While we have elected to "opt out" of these provisions, our board of trustees has the right to rescind the election at any time without notice to the shareholders.

                  DESCRIPTION OF SHARES OF BENEFICIAL INTEREST

General

   Under our Declaration of Trust, we may issue up to 200,000,000 common shares and 25,000,000 preferred shares. At August 16, 2001, we had outstanding 12,430,135 common shares and no preferred shares. In addition, we had reserved 724,000 common shares for issuance under our employee stock option plan, 141,667 common shares for issuance on the exercise of warrants and 941,988 common shares for issuance under our dividend reinvestment and share purchase plan.

Common Shares

   Subject to the preferential rights of any preferred shares outstanding, the ownership limitations described in "Restrictions on Ownership and Transfer," below, and the right of our board of trustees to establish separate classes of common shares and determine their rights and preferences, our common shares have the following characteristics:

   o each common share entitles the holder to one vote on matters voted on by common shareholders;

   o the common shares do not have cumulative voting rights;

   o distributions are payable as and when authorized by our board of trustees;

   o holders of common shares generally are not liable for our debts;

   o if we are liquidated, each common share participates pro rata in our assets that remain after payment, or provision for payment, of our debts and payment of the liquidation preferences of any preferred shares; and

   o the common shares do not have conversion, exchange, sinking fund, redemption, appraisal or preemptive rights.

   Our common shares are listed on the American Stock Exchange under the symbol "RAS." The transfer agent for the common shares is the American Stock Transfer & Trust Company.

Preferred Shares

   The following description sets forth general terms and provisions of our authorized preferred shares. Any preferred shares issued under this registration statement will be issued as one or more new series of preferred shares, the rights, preferences, privileges and restrictions of which will be fixed by a certificate of designation relating to each series. A prospectus supplement relating to each series will specify the terms of the preferred shares, including:

   o the maximum number of shares in the series and the designation of the series;

   o the terms on which dividends, if any, will be paid;

   o the terms on which the shares may be redeemed, if at all;

   o the liquidation preference, if any;

   o the terms of any retirement or sinking fund for the purchase or redemption of the shares of the series;

   o the terms and conditions, if any, on which the shares of the series will be convertible into, or exchangeable for, shares of any other class or classes of capital shares;

   o the voting rights, if any, of the shares of the series; and

   o any or all other preferences and relative, participating, operational or other special rights or qualifications, limitations or restrictions of the shares.

The issuance of preferred shares may delay, deter or prevent a change in control of our company.

   The description of preferred shares above and the description of the terms of a particular series of preferred shares in a prospectus supplement are not complete. You should refer to the certificate of designation with respect to a series of preferred shares for complete information concerning the terms of that series. A copy of the certificate of designation for each series of preferred shares will be filed with the SEC as an exhibit to the registration statement of which this prospectus is a part or as an exhibit to a filing incorporated by reference in such registration statement.

Restrictions on Ownership and Transfer

   To qualify as a REIT under the Internal Revenue Code, we must meet several requirements regarding the number of our shareholders and concentration of ownership of our shares. These requirements are described in the prospectus section "Federal Income Tax Consequences of Our Status as a REIT--Requirements for Qualification." Our declaration of trust contains provisions that restrict the ownership and transfer of our shares to assist us in complying with these Internal Revenue Code requirements. We refer to these restrictions as the "ownership limitation".

   The ownership limitation provides that, in general:

   o no person may own more than 8.3% of our outstanding common shares, and

   o no person may own more than 9.8% of our outstanding preferred shares.

However, Resource America, which was our sponsor at the time of our formation, may own up to 15% of our common shares. It currently owns 10.6% of our common shares.

   Ownership of our shares is subject to attribution rules under the Internal Revenue Code which may result in a person being deemed to own shares held by other persons. The board of trustees may waive the ownership limitation if it determines that such ownership will not jeopardize our status as a REIT. As a condition of such waiver, the board of trustees may require an opinion of counsel satisfactory to it or undertakings or representations from the applicant with respect to preserving our REIT status. We required no such waiver or opinion with respect to Resource America's ownership rights, which are established as part of our declaration of trust.

   Any person, including Resource America, who acquires shares in violation of the ownership limitation must notify us immediately and provide us with any information we may request in order to determine the effect of the acquisition on our status as a REIT. The ownership limitation will not apply if the board of trustees determines that it is no longer in our best interest to qualify as a REIT. Otherwise, the ownership limitation may be changed only by an amendment to our declaration of trust by a vote of two-thirds of our outstanding voting shares.

   Our declaration of trust provides that if any purported transfer of shares results in

   o any person violating the ownership limitation;

   o our being "closely held,"

   o the common shares being owned by fewer than 100 persons, or

   o our owning 10% or more of a tenant of our real property

the transfer will be of no force or effect as to the excess number of shares and the purported transferee or owner will cease to own any right or interest in the excess shares.

   Shares exceeding the ownership limitation will be transferred automatically, by operation of law, to a trust, the beneficiary of which will be a qualified charitable organization selected by us. The trustee of the trust will be designated by us and must be unaffiliated with us and the prohibited transferee. The trustee must sell the excess shares to a qualified person and distribute the sales proceeds to the prohibited owner. Where excess shares result from an event other than a transfer, or from a transfer for no consideration, such as a gift, the trustee will sell the excess shares to a qualified person and distribute to the prohibited owner an amount equal to the lesser of the market price of the excess shares on the date they became excess shares or the sales proceeds received by the trust for the excess shares, and can exercise all voting rights with respect to the excess shares.

   In addition, we may purchase any shares held in the trust for the lesser of

   o the price per share in the transaction that resulted in the transfer to the trust or, in the case of a gift, the market price at the time of gift; and

   o the market price on the date we agree to purchase the shares.

We may purchase the shares for 90 days following the transfer of the shares to the trust. The net sale proceeds will be paid to the prohibited transferee.

   All share certificates bear a legend referring to the restrictions described above.

   Every owner of more than 5% (or any lower percentage set by federal income tax laws) of our outstanding shares must file a completed questionnaire with us containing information regarding his ownership. In addition, each shareholder must, upon demand, disclose in writing any information we may request in order to determine the effect, if any, of such shareholder's actual and constructive ownership of shares on our status as a REIT and to ensure compliance with the ownership limitation.

                         DESCRIPTION OF DEBT SECURITIES

   The following describes some of the general terms and provisions of any debt securities RAIT Partnership may issue under the registration statement of which this prospectus is a part. The terms of the debt securities are set forth in an indenture between RAIT Partnership and one or more trustees to be selected by us and, with respect to specific terms and provisions relating to particular series of debt securities, in one or more supplemental indentures. We will describe the particular terms of any debt securities RAIT Partnership issues in a prospectus supplement.

   We have filed the indenture as an exhibit to the registration statement of which this prospectus is a part. The indenture is available as described below under "Where You Can Find More Information" beginning on page 41 of this prospectus, and also will be available at the corporate trust office of the trustee we select. The indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended. The statements we make in this prospectus relating to the indenture and the debt securities are summaries of some, but not all, of the provisions of the indenture and the debt securities and do not purport to be complete. The summary is subject to, and is qualified in its entirety by reference to, all provisions of the indenture and the debt securities. Unless we specify otherwise, all section references appearing in this summary are to sections of the indenture.

General

   The debt securities will be the direct, unsecured obligations of RAIT Partnership, guaranteed by us, and will rank equally with all other unsecured and unsubordinated indebtedness RAIT Partnership may have. The debt securities may be issued in one or more series, in each case as authorized from time to time by our trustees. All debt securities of any one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the debt securities of that series, for issuances of additional debt securities of that series (Section 301).

   There may be more than one trustee under the indenture, each acting with respect to one or more series of debt securities. A trustee may resign or be removed with respect to one or more series of debt securities, and a successor trustee may be appointed (Section 608). If there are two or more trustees acting with respect to different series of debt securities, each trustee will be a trustee of a trust under the indenture separate and apart from the trust administered by any other trustee (Section 609). Except as otherwise indicated, any action taken by a trustee may be taken only with respect to the one or more series of debt securities for which it is trustee.

   Reference is made to each prospectus supplement for the specific terms of the debt securities offered thereby. These terms may include the following, as applicable:

   o the title and series designation of the debt securities;

   o the aggregate principal amount of the debt securities and any limit on the aggregate principal amount;

   o the percentage of the principal amount at which the debt securities will be issued and, if other than the principal amount thereof, the portion of the principal amount payable upon declaration of acceleration of the maturity thereof;

   o if the debt securities are convertible, any limitation on the ownership or transferability of the equity securities into which the debt securities may be converted in order to preserve our status as a REIT;

   o the date or dates, or the method of determining the date or dates, on which the principal of the debt securities will be payable;

   o the rate or rates, which may be fixed or variable, at which the debt securities will bear interest, or the method by which the rate or rates of interest will be determined, if any;

   o the date or dates, or the method for determining the date or dates, from which any interest will accrue, the interest payment dates on which any interest will be payable, the regular record dates for interest payments, or the method by which those dates will be determined, the persons to whom the interest will be payable, and the basis upon which interest will be calculated if other than a 360-day year of twelve 30-day months;

   o the place or places, if other than the corporate trust office of the trustee, where:

    * the principal of, premium, if any, interest, if any, and any other amounts payable in respect of the debt securities will be payable;

    * the debt securities may be surrendered for conversion or for registration of transfer or exchange; and

    * notices or demands to or upon us may be served;

   o the period or periods within which, the price or prices at which and the terms and conditions upon which the debt securities may be redeemed, in whole or in part, at our option, if we have that option;

   o RAIT Partnership's obligation, if any, to redeem, repay or repurchase the debt securities under any sinking fund or, at the option of a holder of the debt securities, in whole or in part, and the period or periods within which, the price or prices as to which and the terms and conditions upon which the debt securities will be so redeemed, repaid or repurchased;

   o whether the amount of payments of principal of, premium, if any, or interest, if any, on the debt securities may be determined with reference to an index, formula or other method, which index, formula or other method will be used, and the manner in which such amounts will be determined;

   o any additions to, modifications of or deletions from the events of default or covenants set forth in the indenture;

   o whether the debt securities will be issued in certificated or book-entry form;

   o the applicability, if any, of the defeasance and covenant defeasance provisions contained in the indenture;

   o the terms, if any, under which the debt securities may be converted into common or preferred shares or other of our equity securities, including the initial conversion price or rate and the conversion period;

   o a discussion of federal income tax considerations, if any;

   o any other terms of the debt securities not inconsistent with the provisions of the indenture; and

   o the terms of the guaranties by RAIT Investment Trust (Section 301). The prospectus supplement relating to any guaranty will include the terms of the guaranty, including applicable covenants.

Denominations, Interest, Registration and Transfer

   Unless otherwise described in the applicable prospectus supplement, the debt securities of any series will be issuable in denominations of $1,000 and integral multiples thereof (Section 302).

   Unless otherwise specified in the applicable prospectus supplement, the principal of, premium, if any, and interest on any series of debt securities will be payable at the corporate trust office of the trustee. However, at RAIT Partnership's option, payment of interest may be made to registered holders of debt securities by check mailed to their addresses as they appear in the security register or by wire transfer of funds to accounts maintained within the United States by registered holders (Sections 301, 305, 306, 307 and
1002).

   Unless otherwise specified with respect to a particular series of debt securities, any interest not punctually paid or duly provided for on any interest payment date will cease to be payable to the person who was the holder on the applicable regular record date and, at our election, may either be paid to the record holder at the close of business on a special record date for the payment of defaulted interest to be fixed by the trustee, or may be paid at any time in any other lawful manner. Notice of the fixing of any special record date for the payment of defaulted interest must be given to holders of the affected debt securities not less than 10 days prior to the special record date (Section 307).

   Subject to limitations imposed upon debt securities issued in book-entry form, the debt securities of any series will be exchangeable for other debt securities of the same series and of a like aggregate principal amount and tenor in different authorized denominations upon surrender of such debt securities at the corporate trust office of the trustee. In addition, subject to limitations imposed upon debt securities issued in book-entry form, the debt securities of any series may be surrendered for registration of their transfer or exchange at the corporate trust office of the trustee. Every debt security surrendered for registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any debt securities, but we may require payment of a sum sufficient to cover any applicable tax or other charges (Section 305).

   If the applicable prospectus supplement refers to any transfer agent, in addition to the trustee, with respect to any series of debt securities, RAIT Partnership may at any time rescind that designation or approve a change in the location through which the transfer agent acts, except that RAIT Partnership must maintain a transfer agent in each place of payment for the particular series. RAIT Partnership may at any time designate additional transfer agents (Section 1002).

   Neither RAIT Partnership nor the trustee are required to:

   o issue, or register the transfer or exchange, of debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption;

   o register the transfer or exchange of any debt security, or portion thereof, called for redemption, except the unredeemed portion of any debt security we redeem in part; or

   o issue, or register the transfer or exchange, of any debt security which has been surrendered for repayment at the option of the holder, except the portion, if any, of the debt security not to be so repaid (Section 305).

Selected Indenture Covenants

   Existence. Except as permitted under "Merger, Consolidation or Sale," below, RAIT Partnership must do all things necessary to preserve and keep in full force and effect its existence, rights and franchises. RAIT Partnership is not required to preserve any right or franchise, however, if its general partner determines that the right or franchise is no longer desirable in the conduct of its business and that its loss is not disadvantageous in any material respect to the holders of debt securities (Section 1006).

   Maintenance of properties. RAIT Partnership must maintain its properties in good condition, repair and working order and supplied with all necessary equipment. It may discontinue the operation and maintenance of any property if it determines that discontinuance is desirable in the conduct of our business and not disadvantageous in any material respect to the holders of debt securities (Section 1007).

   Insurance. RAIT Partnership must maintain insurance coverage through financially sound and reputable insurance companies in such forms and amounts and against such risks as are customary for companies similar to it in size and engaged in the same or a similar business (Section 1008).

   Payment of taxes and other claims. RAIT Partnership must pay:

   o all material taxes, assessments and governmental charges; and

   o all material lawful claims for labor, materials and supplies which, if unpaid, might become a lien upon its property.

However, it is not required to pay any tax, assessment, charge or claim if it is in good faith contesting its amount, applicability or validity if it establishes appropriate reserves (Section 1009).

   Provision of financial information. Whether or not RAIT Partnership is subject to Sections 13 or 15(d) of the Exchange Act and for so long as any of RAIT Partnership's debt securities are outstanding, it must, to the extent permitted under the Exchange Act, file with the SEC the annual reports, quarterly reports and other documents that it otherwise would have been required to file if it were so subject. RAIT Partnership will also, in any event, within 15 days of each required filing date:

   o send to all record holders of its debt securities copies of quarterly and annual reports filed with the SEC,

   o file copies of those reports with the trustee of each series of debt securities, and

   o if filing of those reports with the SEC is not made under the Exchange Act, promptly upon written request of a record holder, supply such holder copies of those reports upon payment of reasonable costs of duplication and delivery.

Merger, Consolidation or Sale

   RAIT Partnership may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other corporation, limited liability company, association, partnership, real estate investment trust, company or business trust, provided that:

   o it is the continuing entity, or

   o the successor entity or the transferee of the assets expressly assumes its obligations under the indenture; and

   o immediately after giving effect to the transaction and any acquired indebtedness, no event of default under the indenture, and no event which, after notice or the lapse of time, or both, would become an event of default, shall have occurred and be continuing (Section 801).

Events of Default, Notice and Waiver

   The indenture provides for the following events of default for each series of debt securities:

   o default by RAIT Partnership for 30 days in the payment of any installment of interest on any series of debt securities;

   o default by RAIT Partnership in the payment of the principal of, or premium, if any, on any debt securities at their maturity;

   o default by RAIT Partnership for 30 days in the payment of any other sums payable on any series of debt securities;

   o default by RAIT Partnership in the deposit of any sinking fund payment due under the terms of any series of debt securities;

   o default by RAIT Partnership in any of its other covenants if the default continues for 60 days after written notice;

   o default by RAIT Partnership in the payment of an aggregate principal amount exceeding $5 million of any recourse indebtedness after the expiration of any applicable grace period which has resulted in the acceleration of the maturity of the indebtedness, but only if the indebtedness is not discharged or such acceleration is not rescinded or annulled within 10 days after written notice; and

   o specified events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee for it. (Section 501).

   If an event of default occurs and is continuing, then the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of the series in default may declare the principal amount of all of the debt securities of that series to be due and payable immediately by written notice to us and to the trustee. However, at any time after a declaration of acceleration has been made, but before a judgment or decree for payment of the money due has been obtained, the holders of not less than a majority in principal amount of the outstanding debt securities of the series may rescind the declaration if:

   o RAIT Partnership pays or deposits with the trustee all required payments of interest on, principal of, premium, if any, and any other sums payable in respect of such debt securities, plus required fees, expenses, disbursements and advances of the trustee; and

   o all other events of default have been cured or waived (Section 502).

   The indenture also provides that the holders of not less than a majority in principal amount of the outstanding debt securities of a series may waive any past default with respect to the series, except a default:

   o in payment; or

   o in respect of a covenant or provision that cannot be modified or amended without the consent of the holder of each affected debt security (Section
     513).

   The trustee must give notice to the holder of debt securities within 90 days of a default under the indenture unless the default has been cured or waived. The trustee may withhold notice of any default, except a payment default, if the trustee considers it to be in the interest of the holders (Section 601).

   No holder of debt securities may institute any judicial or other proceedings with respect to the indenture or for the appointment of a receiver or trustee, or for any other remedy, except if the trustee fails to act within 60 days after it has received a written request to institute proceedings from the holders of not less than 25% in principal amount of the outstanding debt securities of a series, as well as an offer of reasonable indemnity (Section
507). This provision will not prevent, however, any holder of debt securities from instituting suit to enforce any payment due with respect to payment of its debt securities (Section 508).

   Subject to provisions relating to its duties in case of default, the trustee is under no obligation to exercise any of its rights or powers at the request or direction of any holders of debt securities unless such holders shall have offered to the trustee reasonable security or indemnity (Section 602). The holders of not less than a majority in principal amount of the outstanding debt securities of a series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee for the series, or of exercising any trust or power conferred upon the trustee for the series. However, the trustee may refuse to follow any direction which is in conflict with any law or the indenture, which may involve the trustee in personal liability or which may be unduly prejudicial to the holders of debt securities of the series not joining in the direction, but may take any other action deemed proper by the trustee which is not inconsistent with such direction. (Section 512).

   Within 120 days after the close of each fiscal year in which debt securities are outstanding, the general partner of RAIT Partnership, RAIT General, must deliver an officer's certificate to the trustee stating whether or not the officer has knowledge of any default under the indenture and, if so, specifying each default and its status (Section 1011).

Modification of the Indenture

   The indenture may be amended with the consent of the holders of a majority in principal amount of the outstanding debt securities of each series affected by the modification or amendment. However, no modification or amendment may, without the consent of the holders of each debt security affected thereby:

   o change the stated maturity of the principal of, or premium, if any, or any installment of principal of or interest on, or any other amounts payable with respect to, the debt security;

   o reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, the debt security;

   o reduce the amount of the principal of an original issue discount security that would be due and payable upon a declaration of the acceleration of the maturity of the security or in bankruptcy, or adversely affect any right of repayment at the option of the holder;

   o change the place of payment of the debt security;

   o impair the right to institute suit to enforce payment of the debt security; or

   o change the vote necessary to modify or amend the indenture, waive compliance with specified provisions or specified defaults or to reduce quorum or voting requirements (Section 902).

   RAIT Partnership or the trustee may amend the indenture without the consent of any holder for any of the following purposes:

   o to evidence the succession or addition of another person to us as obligor under the indenture;

   o to add to our covenants for the benefit of the holders or to surrender any right or power conferred upon us in the indenture;

   o to add events of default;

   o to amend the indenture if there are no outstanding debt securities which are entitled to the benefit of the provision amended;

   o to permit or facilitate the issuance of debt securities in uncertificated form;

   o to secure debt securities;

   o to establish the form or terms of additional debt securities of any series;

   o to appoint a successor trustee and to amend the indenture to provide for or facilitate the administration of the trusts under the indenture by more than one trustee;

   o to cure any ambiguity, defect or inconsistency in the indenture, provided that such action does not adversely affect the interests of holders in any material respect; or

   o to supplement any of the provisions of the indenture to permit or facilitate defeasance and discharge of any series of debt securities, provided that the action will not adversely affect the interests of the holders in any material respect (Section 901).

   The indenture contains provisions for convening meetings of the holders of debt securities (Section 1501). A meeting may be called at any time by the trustee and also, upon request, by the holders of at least 10% in principal amount of the outstanding debt securities of any series. Except for matters that require the consent of each holder of debt securities affected by a proposed change, or matters requiring a vote of a majority of the outstanding debt securities of a series, matters presented at a meeting may be adopted by the vote of a majority of the outstanding debt securities of a series represented at that meeting. Any decision taken at such a meeting will be binding on all holders of debt securities of the series, whether or not present or represented at the meeting. The quorum at any meeting of holders of debt securities of a series will be persons holding or representing a majority in principal amount of the outstanding debt securities of that series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the outstanding debt securities of a series, the persons entitled to vote such specified percentage will constitute a quorum (Section 1504).

Discharge, Defeasance and Covenant Defeasance

   RAIT Partnership may discharge specified obligations to holders of debt securities that either have become due or will become due and payable within one year, or are scheduled for redemption within one year, by irrevocably depositing with the trustee, in trust, funds sufficient to pay all interest, principal, premium, if any, and all other sums on the securities (Section
1401).

   RAIT Partnership may elect to defease and be discharged from its obligations with respect to debt securities of any series, except for its obligations to:

   o register the transfer or exchange of the debt securities;

   o replace temporary or mutilated, destroyed, lost or stolen debt securities;

   o maintain an office or agency in respect of such debt securities; and

   o hold funds for payment in trust.

   The defeasance will become effective upon the irrevocable deposit with the trustee of an amount in cash or government obligations (as described below), or both, which through the scheduled payment of principal and interest in accordance with their terms will provide sufficient funds to pay the interest on, principal of, premium, if any, and any mandatory sinking fund or analogous payments thereon or other sums payable under the indenture, on the scheduled due dates.

   The indenture permits defeasance only if, among other things, RAIT Partnership delivers to the trustee an opinion of counsel to the effect that the holders of the debt securities will not recognize income, gain or loss for federal income tax purposes as a result of defeasance, and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance had not occurred. The opinion of counsel must refer to and be based upon a ruling of the Internal Revenue Service or change in applicable federal income tax law occurring after the date of the indenture (Section 1404).

   "Government obligations" means securities which are direct obligations of the United States of America or obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the payment of which is unconditionally guaranteed by the United States of America, which, in either case, are not callable or redeemable.

   The applicable prospectus supplement may describe the provisions, if any, permitting defeasance, including any modifications to the provisions described above, with respect to any series of the debt securities.

Global Securities

   A prospectus supplement may provide that the debt securities will be evidenced by one or more global securities, which will be deposited with The Depository Trust Company, New York, New York and registered in the name of Cede & Co., as its nominee. We refer to the Depository Trust Company as "DTC" in this prospectus.

   Holders may hold their interests in any of the global securities directly through DTC, or indirectly through organizations which are participants in DTC. Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in immediately available funds.

   Holders who are not DTC participants may beneficially own interests in a global security held by DTC only through DTC participants, including some banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly, and have indirect access to the DTC system. So long as Cede & Co., as the nominee of DTC, is the registered owner of any global security, Cede & Co. for all purposes will be considered the sole holder of that global security. Except as provided below, owners of beneficial interests in a global security will not be entitled to have certificates registered in their names, will not receive or be entitled to receive physical delivery of certificates in definitive form, and will not be considered the holders of the global security.

   Neither RAIT Partnership, the trustee, nor any registrar or paying agent, will have any responsibility for the performance by DTC or its direct or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of debt securities only at the direction of one or more participants whose accounts are credited with beneficial interests in a global security.

   DTC has advised RAIT Partnership as follows:

   o DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

   o DTC holds securities for its participants and facilitates the clearance and settlement of securities transactions, such as transfers and pledges, among participants in deposited securities through electronic book-entry changes to accounts of its participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations.

   o Some DTC participants, or their representatives, together with other entities, own DTC.

   o The rules applicable to DTC and its participants are on file with the SEC.

   Purchases of debt securities under the DTC system must be made by or through DTC participants, which will receive a credit for the debt securities on DTC's records. The ownership interest of each actual purchaser of each debt security must be recorded on the participant's and indirect participants' records. Purchasers will not receive written confirmation from DTC of their purchase, but purchasers are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participant or indirect participant through which the purchasers entered into the transaction. Transfers of ownership interests in the debt securities are done by entries made on the books of participants and indirect participants acting on behalf of actual purchasers. Purchasers of debt securities will not receive certificates representing their ownership interests, except if the book-entry system for the debt securities is discontinued.

   The deposit of debt securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities. DTC's records reflect only the identity of the participants for whose accounts such debt securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

   Redemption notices will be sent to Cede & Co. If RAIT Partnership redeems less than all of the principal amount of the global securities of the same series, DTC's practice is to determine by lot the amount of the interest of each participant therein to be redeemed.

   Conveyance of notices and other communications by DTC to participants, by participants to indirect participants and by participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in effect from time to time.

   Principal, interest and any other payments on the debt securities will be made to DTC by wire transfer of immediately available funds. DTC's practice is to credit participants' accounts on the payable date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participant and not of DTC or us, subject to any statutory or regulatory requirements as may be in effect from time to time. RAIT Partnership's responsibility will be solely to pay principal, interest and other amounts required by the indenture to DTC; disbursement of these payments to DTC participants is the responsibility of DTC, and disbursement of these payments to the beneficial owners of the debt securities is the responsibility of participants and indirect participants. Neither RAIT Partnership nor the trustee will have any responsibility or liability for any aspects of the records relating to or payments made on account of beneficial ownership interests in the global securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

   DTC may discontinue providing its services as securities depository with respect to the debt securities at any time by giving us reasonable notice. Under these circumstances, in the event that a successor securities depository is not obtained, certificates for the relevant notes will be printed and delivered in exchange for interests in the global security. Any global security that is exchangeable pursuant to the preceding sentence will be exchangeable for relevant debt securities in authorized denominations registered in such names as DTC shall direct. We expect that this instruction will be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global security.

   RAIT Partnership may decide to discontinue use of the system of book-entry transfers. In that event, certificates representing the debt securities will be printed and delivered.

                            DESCRIPTION OF WARRANTS

   The following describes some of the general terms and provisions of warrants we may issue. Warrants may be issued independently or together with any other securities offered by any prospectus supplement and may be attached to or separate from those securities. Warrants may be issued under warrant agreements to be entered into between us and a warrant agent or may be represented by individual warrant certificates, all as specified in the applicable prospectus supplement. The warrant agent, if any, for any series of warrants will act solely as our agent and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

   Reference is made to each prospectus supplement for the specific terms of the warrants offered thereby. These terms may include the following, as applicable:

   o the title and aggregate number of the warrants;

   o the price or prices at which the warrants will be issued;

   o the title, amount and terms of the securities purchasable upon exercise of the warrants;

   o the title, amount and terms of the securities offered with the warrants and the number of warrants issued with each such security;

   o the date, if any, on and after which the warrants and the related securities will be separately transferable;

   o the price at which the related securities may be purchased upon exercise of the warrants;

   o the exercise period for the warrants;

   o the minimum or maximum number of warrants which may be exercised at any one time;

   o any applicable anti-dilution, redemption or call provisions;

   o any applicable book-entry provisions;

   o a discussion of federal income tax considerations, if any; and

   o any other terms of the warrants.

                   CERTAIN PROVISIONS OF MARYLAND LAW AND OF
                      OUR DECLARATION OF TRUST AND BYLAWS

Board of Trustees

   Our declaration of trust requires that we have no fewer than three nor more than nine trustees. A majority of our trustees must be "independent trustees." The declaration of trust defines an independent trustee as one who, during the preceding two years, has not

   o been an affiliate of Resource America, Brandywine Construction & Management or their affiliates,

   o been one of our officers, or

   o had a material business or professional relationship with us, Resource America, Brandywine Construction & Management or their affiliates.

We currently have six trustees, of whom four are independent trustees. The trustees may increase or decrease the number of trustees by a majority vote; however, the number of trustees may be increased above nine or decreased below three only by a vote of at least 75% of the trustees then in office, and the term of office of a trustee may not be affected by a decrease in the authorized number of trustees. Any vacancy, including one created by an increase in the number of trustees, may be filled by a majority of the remaining trustees, except that independent trustees must nominate replacements for vacancies in independent trustee positions.

   Our declaration of trust provides that a trustee may be removed by a two-thirds vote of our outstanding voting shares. This provision may operate to make it impractical for shareholders to remove incumbent trustees and fill the vacancies created by such removal with their own nominees.

Business Combinations

   Under Maryland law, certain "business combinations" between us and any person who beneficially owns, directly or indirectly, 10% or more of the voting power of our shares, an affiliate of ours who, at any time within the previous two years was the beneficial owner of 10% or more of the voting power of our shares, whom the statute terms an "interested shareholder," or an affiliate of an interested shareholder, are prohibited for five years after the most recent date on which an "interested shareholder" became an interested shareholder. The business combinations subject to this law include principally mergers, consolidations, share exchanges or, in certain circumstances, asset transfers or issuances or reclassifications of equity securities. After the five year period has elapsed, a proposed business combination must be recommended by the board of trustees and approved by the affirmative vote of at least

   o 80% of our outstanding voting shares, and

   o two-thirds of our outstanding voting shares, excluding shares held by the interested shareholder unless, among other conditions, the shareholders receive a minimum price, as defined by Maryland law, for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for its shares. These provisions do not apply, however, to business combinations that are approved or exempted by the board of trustees prior to the time that the interested shareholder becomes an interested shareholder.

Control Share Acquisitions

   Maryland law provides that "control shares" acquired in a "control share acquisition" have no voting rights unless approved by a vote of two-thirds of our outstanding voting shares, excluding shares owned by the acquiror or by officers or trustees who are employees of ours. "Control shares" are voting shares which, if aggregated with all other shares previously acquired by the acquiring person, or in respect of which the acquiring person is able to exercise or direct the exercise of voting power, except solely by virtue of a revocable proxy, would entitle the acquiring person to exercise voting power in electing trustees within one of the following ranges of voting power:

   o one-tenth or more but less than one-third;

   o one-third or more but less than a majority; or

   o a majority of all voting power.

   Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

   A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions, including an undertaking to pay expenses, may compel our board of trustees to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, we may present the question at any shareholders' meeting.

   If voting rights are not approved at the shareholders' meeting or if the acquiring person does not deliver an acquiring person statement as required by Maryland law, then, subject to certain conditions and limitations, we may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value. Fair value is determined without regard to the absence of voting rights for the control shares and as of the date of the last control share acquisition or of any meeting of shareholders at which the voting rights of such shares were considered and not approved. If voting rights for control shares are approved at a shareholders' meeting, and the acquiror may then vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares for purposes of these appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction, nor does it apply to acquisitions approved or exempted by our declaration of trust or bylaws from the Maryland control share acquisition status.

   Our bylaws exempt from the Maryland control share acquisition statute any and all acquisitions of our common or preferred shares by any person. The board of trustees has the right, however, to amend or eliminate this exemption at any time in the future.

Amendment of Our Declaration of Trust and Bylaws

   Our declaration of trust may be amended by a majority vote of our outstanding voting shares except that provisions relating to the trustees, the ownership limitation, amendments to the declaration of trust and our dissolution and termination may only be amended by a two-thirds vote of our outstanding voting shares. The board of trustees may amend the declaration of trust by a two-thirds vote, without any action by our shareholders, to allow us to qualify, or continue our qualification, as a REIT and, by a majority vote, to increase or decrease the aggregate number of our authorized shares, to establish any series of our shares or to decrease or increase the number of shares in any class that we have authority to issue. Our bylaws may be amended only by the board of trustees.

Meetings of Shareholders

   Our declaration of trust provides for annual shareholder meetings to elect trustees. Special shareholder meetings may be called by our chairman, chief executive officer, president or board of trustees and must be called at the written request of persons holding 50% or more of our outstanding voting shares.

Advance Notice of Nominations of Trustees and New Business

   At any annual meeting of shareholders, the nomination of trustees for election and business proposed to be considered may be made only by the board of trustees or by a shareholder who has complied with the advance notice procedures set forth in the bylaws. At any special meeting of shareholders, only the business specified in notice of meeting sent by the board of trustees may be brought before the meeting.

Dissolution

   Shareholders may elect to dissolve our company by a vote of two-thirds of our outstanding voting shares.

Indemnification; Limitation of Trustees' and Officers' Liability

   Our declaration of trust limits the liability of our trustees and officers for money damages, except for liability resulting from

   o actual receipt of an improper benefit or profit in money, property or services; or

   o a final judgment based upon a finding of active and deliberate dishonesty by the trustee that was material to the cause of action adjudicated.

   Our declaration of trust authorizes us, to the maximum extent permitted by Maryland law, to indemnify, and to pay or reimburse reasonable expenses to, any of our present or former shareholders, trustees or officers or any individual who, while a trustee, and at our request, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer, partner or otherwise. The indemnification covers any claim or liability against the person. Our bylaws require us to indemnify each trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in the foregoing capacities.

   Maryland law permits a Maryland REIT to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent Maryland law permits corporations to indemnify and reimburse the expenses of their directors and officers. Maryland law permits a corporation to indemnify its present and former directors and officers against liabilities and reasonable expenses actually incurred by them in any proceeding unless

   o the act or omission of the director or officer was material to the matter giving rise to the proceeding, and

   o was committed in bad faith or

   o was the result of active and deliberate dishonesty; or

   o in a criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

   However, a Maryland corporation may not indemnify for an adverse judgment in a derivative action. Our bylaws require us, as a condition to advancing expenses, to obtain

   o a written affirmation by the trustee or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification, and

   o a written undertaking to repay the amount reimbursed if the standard of conduct was not met.

Indemnification Agreements

   We have indemnification agreements with each of our officers and trustees. The indemnification agreements require us to indemnify our officers and trustees to the fullest extent permitted by law and to advance all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under the agreements, we must also indemnify and advance all expenses incurred by officers and trustees seeking to enforce their rights under the indemnification agreements and may cover officers and trustees under any trustees' and officers' liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by the declaration of trust, bylaws and Maryland law, it provides greater assurance to trustees and officers that indemnification will be available because, as a contract, it cannot be modified unilaterally in the future by the board of trustees or the shareholders to eliminate the rights it provides.

Possible Anti-Takeover Effect of Certain Provisions of Maryland Law and of our Declaration of Trust and Bylaws

   The provisions of our declaration of trust regarding the removal of trustees and the restrictions on the transfer of shares, the advance notice provisions of the bylaws and the business combination provisions of Maryland law, could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for shareholders or that they otherwise may believe to be desirable. Also, if the board of trustees rescinds the provisions of the bylaws electing not to be governed by the control share acquisition statute, that statute could have a similar effect.

            FEDERAL INCOME TAX CONSEQUENCES OF OUR STATUS AS A REIT

   This section summarizes the federal income tax issues that an investor in our common shares, preferred shares or debt securities may consider relevant. Because this section is a summary, it does not address all of the tax issues that may be important to you. In addition, except to the extent discussed in "--Taxation of Tax-Exempt Shareholders," "--Taxation of Non-U.S. Shareholders," and "Taxation of Holders of Debt Securities--Taxation of Non-U.S. Debt Holders," below, this section does not address tax issues that may be important to certain types of investors that are subject to special treatment under the federal income tax laws, such as insurance companies, tax-exempt organizations, financial institutions or broker-dealers, and non-U.S. individuals and foreign corporations.

   The statements in this section are based on current federal income tax laws governing qualification as a REIT. We cannot assure you that new laws, interpretations of law or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.

   We urge you to consult your own tax advisor regarding the specific tax consequences to you of investing in our securities and of our election to be taxed as a REIT. Specifically, you should consult your own tax advisor regarding the federal, state, local, foreign, and other tax consequences of an investment and our election, and regarding potential changes in applicable tax laws.

Taxation

   We elected to be taxed as a REIT under the federal income tax laws commencing with our short taxable year ended December 31, 1998. We believe that we have operated in a manner qualifying us as a REIT since our election to be a REIT and we intend to continue so to operate. This section discusses the laws governing the federal income tax treatment of a REIT and its shareholders. These laws are highly technical and complex.

   Our qualification as a REIT depends on our ability to meet on a continuing basis qualification tests set forth in the federal tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentages of our assets that fall within specified categories, the diversity of our share ownership, and the percentage of our earnings that we distribute. We describe the REIT qualification tests in more detail below. For a discussion of our tax treatment and the tax treatment of our shareholders if we fail to qualify as a REIT, see "--Failure to Qualify."

   If we qualify as a REIT, we generally will not be subject to federal income tax on the taxable income that we distribute to our shareholders. The benefit of that tax treatment is that it avoids the "double taxation," or taxation at both the corporate and stockholder levels, that generally results from owning stock in a corporation. However, we will be subject to federal tax in the following circumstances:

   o We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to our shareholders during, or within a specified time period after, the calendar year in which the income is earned.

   o We may be subject to the "alternative minimum tax" on any items of tax preference that we do not distribute or allocate to our shareholders.

   o We will pay income tax at the highest corporate rate on

     * net income from the sale or other disposition of property acquired through foreclosure ("foreclosure property") that we hold primarily for sale to customers in the ordinary course of business, and

     * other non-qualifying income from foreclosure property.

   o We will pay a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

   o If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below under "--Requirements for Qualification--Income Tests," and nonetheless continue to qualify as a REIT because we meet other requirements, we will pay a 100% tax on:

     * the gross income attributable to the greater of the amounts by which we fail the 75% and 95% gross income tests, multiplied by

     * a fraction intended to reflect our profitability.

   o If we fail to distribute during a calendar year at least the sum of

     * 85% of our REIT ordinary income for such year,

     * 95% of our REIT capital gain net income for such year, and

     * any undistributed taxable income from prior periods,

   we will pay a 4% excise tax on the excess of such required distribution over the amount we actually distributed.

   o We may elect to retain and pay income tax on our net long-term capital gain.

   o If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation's basis in the asset or to another asset, we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of the asset during the 10-year period after we acquire the asset. The amount of gain on which we will pay tax is the lesser of:

     * the amount of gain that we recognize at the time of the sale or disposition, and

     * the amount of gain that we would have recognized if we had sold the asset at the time we acquired it.

Requirements for Qualification

   A REIT is a corporation, trust or association that meets the following requirements:

   o It is managed by one or more trustees or directors.

   o Its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest.

   o It would be taxable as a domestic corporation, but for the REIT provisions of the federal income tax laws.

   o It is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws.

   o At least 100 persons are beneficial owners of its shares or ownership certificates.

   o Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the federal income tax laws define to include certain entities, during the last half of any taxable year.

   o It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the Internal Revenue Service that must be met to elect and maintain REIT status.

   o It uses a calendar year for federal income tax purposes and complies with the record keeping requirements of the federal income tax laws.

   o It meets certain other qualification tests, described below, regarding the nature of its income and assets.

   We must meet the first four requirements during our entire taxable year and must meet the fifth requirement during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we comply with all the requirements for ascertaining the ownership of our outstanding shares in a taxable year and have no reason to know that we violated the sixth requirement, we will be deemed to have satisfied the sixth requirement for that taxable year. For purposes of determining share ownership under the sixth requirement, an "individual" generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An "individual," however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding our shares in proportion to their actuarial interests in the trust for purposes of the sixth requirement.

   We have issued sufficient common shares with sufficient diversity of ownership to satisfy the fifth and sixth requirements. In addition, our declaration of trust restricts the ownership and transfer of our common shares so that we should continue to satisfy the fifth and sixth requirements. The provisions of our declaration of trust restricting the ownership and transfer of common shares are described in "Description of Shares of Beneficial Interest--Restrictions on Ownership and Transfer."

   A corporation that is a "qualified REIT subsidiary" is not treated as a corporation separate from its parent REIT. All assets, liabilities and items of income, deduction and credit of a "qualified REIT subsidiary" are treated as assets, liabilities, and items of income, deduction and credit of the REIT. A "qualified REIT subsidiary" is a corporation, all of the capital stock of which is owned by the REIT. We have two direct subsidiaries, RAIT General and RAIT Limited, and we own all of their capital stock. RAIT General, RAIT Limited and their subsidiary, RAIT Partnership, also own all of the capital stock in twelve other corporations involved in the ownership of certain of our portfolio assets. Thus, RAIT General, RAIT Limited and the other twelve subsidiaries will be ignored as separate entities, and all of their assets, liabilities, and items of income, deduction, and credit will be treated as our assets, liabilities and items of income, deduction and credit.

   An unincorporated entity, such as a partnership that has a single owner, is not treated as an entity separate from its parent. We own all of RAIT General and RAIT Limited which, in turn, own all of RAIT Partnership, the entity that holds all of our investment assets. Thus, RAIT Partnership will not be treated as an entity separate from us for so long as its only partners are RAIT General and RAIT Limited, and we own all of their capital stock.

   In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, when RAIT Partnership admits a partner other than us, or a qualified REIT subsidiary of us, our proportionate share of the assets, liabilities and items of income of RAIT Partnership, and those of any other partnership, joint venture or limited liability company that is treated as a partnership for federal income tax purposes in which we have acquired or will acquire an interest, directly or indirectly (a "subsidiary partnership") will be treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

   Tax legislation enacted in 1999 allows a REIT to own up to 100% of the stock of a "taxable REIT subsidiary," or TRS, beginning on January 1, 2001. A TRS may earn income that would not be qualifying income if earned directly by the parent REIT. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A TRS will pay income tax at regular corporate rates on any income that it earns. In addition, the new rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT's tenants that are not conducted on an arm's-length basis. We do not currently have any TRSs, but may form one or more TRSs in the future.

Income Tests

   We must satisfy two gross income tests annually to maintain qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or temporary investment income. Qualifying income for purposes of that 75% gross income test generally includes:

   o rents from real property,

   o interest on debt secured by mortgages on real property or on interests in real property, and

   o dividends or other distributions on and gain from the sale of shares in other REITs.

   Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, dividends, other types of interest, gain from the sale or disposition of stock or securities, income from certain interest rate hedging contracts, or any combination of the foregoing. Gross income from any origination fees we obtain or from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both income tests. The following paragraphs discuss the specific application of the gross income tests to us.

   Where the principal amount of mortgages on a property exceeds the property's fair market value, the Internal Revenue Service may contend that the lender is actually the owner of the property for tax purposes. Since we have acquired and may continue to acquire loans whose principal amount exceeds the fair market value of the underlying property, a recharacterization may occur although the existence of forbearance or other workout arrangements would make it less likely. If we are found to be the owner of real property rather than a mortgagee, our income would consist of the rent from the property rather than interest on our loan. We would generally be entitled to deductions for operating expenses of the property as well as for depreciation. Consequently, as long as the rent qualifies as "rents from real property," it is unlikely that such recharacterization would adversely affect our qualification under the asset tests, income tests or distribution requirements, except as discussed below.

   The term "interest," generally does not include any amount that depends in whole or in part on the income or profits of any person. However, an amount generally will not be excluded from the term "interest" solely because it is based on a fixed percentage or percentages of receipts or sales. In addition, an amount generally will not be excluded from the term "interest" solely because it is based on the income or profits of a debtor if substantially all of the debtor's gross income from the property qualifies as rents from real property if received by a REIT. Furthermore, interest from an appreciation interest based on the sale price of a property will be treated as gain from the sale of the property, which generally is qualifying income for purposes of the 75% and 95% gross income tests.

   Interest, original issue discount and market discount income from our loans generally will be qualifying interest income for purposes of both the 75% and 95% gross income tests. However, if the highest principal amount of a loan outstanding during a taxable year exceeds the value of the property securing the loan on the date we originated or acquired the loan, the portion of the income from the loan derived from the excess principal amount will be qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. In addition, if interest income from a loan is based in part on the borrower's profits or net income, it generally will be disqualified for purposes of both the 75% and 95% gross income tests.

   We have purchased and originated loans that are only indirectly secured by real property and may do so in the future. If a senior loan prevents us from recording a mortgage against the property, the junior note held by us may be collateralized by an unrecorded mortgage, a deed-in-lieu of foreclosure, a pledge of equity interests of the borrower, a purchase option or some other arrangement. As of June 30, 2001 six of our loans are collateralized with deeds-in-lieu of foreclosure and ten are secured by pledges of equity interests. Interest as well as any original issue discount and market discount income derived from such loans should be qualifying interest income for purposes of both the 75% and 95% gross income tests. It is possible, however, that the Internal Revenue Service would conclude that interest on these loans does not constitute interest from a loan "secured by mortgages on real property or on interests in real property," so that such interest would not qualify for purposes of the 75% gross income test. Since the amount of income from these loans is less than 19% of gross income, we believe that compliance with the 75% test will be unaffected.

   In the case of wraparound loans, there is authority for the position that only the interest attributable to the amounts advanced by the REIT or a person from whom it acquired the loan will constitute income to the REIT. Under this interpretation, amounts we receive from the borrower that are used to pay debt service on the underlying senior debt would be treated as having been paid directly by the borrower to the senior lender and thus excluded from our gross income. We believe that we have satisfied the income tests regardless of whether all of the interest on our wraparound loans is treated as income or only the interest attributable to the amounts advanced by us is treated as income.

   We may originate or acquire mortgage loans that have appreciation interests. As of June 30, 2001, twenty of our loans had such features. We may be required to recognize income from an appreciation interest over the term of the related loan using a method that generally will result in our recognizing at least some taxable income in advance of the related cash flow.

   A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our assets is held for sale to customers and that a sale of any of our assets would not be in the ordinary course of our business. Whether a REIT holds an asset "primarily for sale to customers in the ordinary course of a trade or business" depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Nevertheless, we will attempt to comply with the terms of safe-harbor provisions in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot assure you, however, that we can comply with the safe-harbor provisions or that we will avoid owning property that may be characterized as property that we hold "primarily for sale to customers in the ordinary course of a trade or business."

   We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of such income. However, gross income from a foreclosure property will qualify under the 75% and 95% gross income tests. "Foreclosure property" is any real property, including interests in real property, and any personal property incident to such real property:

   o that is acquired by a REIT as the result of the REIT having bid in such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on an indebtedness that such property secured;

   o for which the related loan was acquired by the REIT at a time when the default was not imminent or anticipated; and

   o for which such REIT makes a proper election to treat such property as foreclosure property.

We have no foreclosure property as of the date of this prospectus.

   However, a REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property with respect to a REIT at the end of the third taxable year following the taxable year in which the REIT acquired such property, or longer if an extension is granted by the Secretary of the Treasury. The foregoing grace period is terminated and foreclosure property ceases to be foreclosure property on the first day:

   o on which a lease is entered into with respect to the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

   o on which any construction takes place on the property, other than completion of a building or other improvement, where more than 10% of the construction of such building or other improvement was completed before default became imminent; or

   o which is more than 90 days after the day on which such property was acquired by the REIT and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

   Rent that we receive from real property that we own and lease to tenants will qualify as "rents from real property," which is qualifying income for purposes of the 75% and 95% gross income tests, only if we meet each of the following conditions:

   o The rent must not be based, in whole or in part, on the income or profits of any person, but may be based on a fixed percentage or percentages of receipts or sales.

   o Neither we nor a direct or indirect owner of 10% or more of our shares may own, actually or constructively, 10% or more of a tenant from whom we receive rent, other than a TRS. Rent we receive from a TRS will qualify as "rents from real property" if at least 90% of the leased space of the property is rented to persons other than TRSs and 10%-owned tenants and the amount of rent paid by the TRS is substantially comparable to rent paid by the other tenants of the property for comparable space.

   o All of the rent received under a lease of real property will not qualify as "rents from real property" unless the rent attributable to the personal property leased in connection with such lease is no more than 15% of the total rent received under the lease. Pursuant to legislation effective January 1, 2001, the allocation of rent between real and personal property is based on the relative fair market values of the real and personal property.

   o We generally must not operate or manage our real property or furnish or render services to our tenants other than through an independent contractor who is adequately compensated and from whom we do not derive revenue. However, we need not provide services through an independent contractor, but instead may provide services directly, if the services are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not considered to be provided for the tenants' convenience. In addition, we may provide a minimal amount of "non-customary" services to the tenants of a property, other than through an independent contractor, as long as our income from the services does not exceed 1% of our income from the related property. Further, as of January 1, 2001, we may own up to 100% of the stock of a TRS. A TRS can provide customary and noncustomary services to our tenants without tainting our rental income.

We believe that the rents we receive meet all of these conditions.

   If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for such year if we qualify for relief under certain provisions of the federal income tax laws. Those relief provisions generally will be available if:

   o our failure to meet such tests is due to reasonable cause and not due to willful neglect,

   o we attach a schedule of the sources of our income to our tax return, and

   o any incorrect information on the schedule was not due to fraud with intent to evade tax.

   We cannot predict, however, whether in all circumstances we would qualify for the relief provisions. In addition, as discussed above in "--Taxation" even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amounts by which we fail the 75% and 95% gross income tests, multiplied by a fraction intended to reflect our profitability.

Asset Tests

   To maintain our qualification as a REIT, we also must satisfy two asset tests at the end of each quarter of each taxable year. First, at least 75% of the value of our total assets must consist of:

   o cash or cash items, including certain receivables;

   o government securities;

   o interests in real property, including leaseholds and options to acquire real property and leaseholds;

   o interests in mortgages on real property;

   o stock in other REITs; and

   o investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or offerings of debt with at least a five-year term.

Under the second asset test, except for securities in the 75% asset class, securities in a TRS or qualified REIT subsidiary, and certain partnership interests and debt obligations:

   o not more than 5% of the value of our total assets may be represented by the securities of any one issuer,

   o we may not own securities that possess more than 10% of the total voting power of outstanding voting securities of any one issuer, and

   o we may not own securities that have a value of more than 10% of the total value of the outstanding securities of any one issuer (the "10% value test").

In addition, not more than 20% of the value of our total assets may be represented by securities of one or more TRSs.

   Under a special transaction provision, the 10% value test described above will not apply to securities we held on July 12, 1999, provided that the issuer of those securities does not engage in a substantial new line of business or acquire substantial new assets after that date, and provided that we do not acquire additional securities of the issuer after that date. Existing taxable subsidiaries can be converted into TRSs on a tax-free basis at any time before January 1, 2004.

   If the fair market value of the real property securing a mortgage loan equals or exceeds the outstanding principal balance of the loan, the loan will be a qualifying asset. However, if the outstanding principal balance of a mortgage loan exceeds the fair market value of the real property securing the loan, the excess amount may not be a qualifying asset, although the matter is not free from doubt. An "interest" in real property also generally includes an interest in mortgage loans secured by controlling equity interests in partnerships that own real property, to the extent that the principal balance of the mortgage does not exceed the fair market value of the real property that is allocable to the equity interest. In addition, we have purchased and originated loans that are only indirectly secured by real estate, and we may continue to do so in the future. With respect to fifteen of our loans as of June 30, 2001 that are only indirectly secured by real estate, six are collateralized with deeds-in-lieu of foreclosure. Counsel is of the opinion that these loans qualify as real estate assets for the purposes of the 75% asset test. We cannot assure you that the Internal Revenue Service will not challenge that position.

   We expect that any loans, real properties and temporary investments that we acquire generally will be qualifying assets for purposes of the 75% asset test, except to the extent that the principal balance of any loan exceeds the value of the associated real property, or to the extent the asset is a loan that is not deemed to be an interest in real property. In the case of wraparound loans, it is uncertain whether the entire wraparound mortgage amount or only the amount of our investment that is in excess of the principal amount of the underlying loans will be considered our asset. We will monitor the status of our acquired assets for purposes of the various asset tests and will manage our portfolio in order to comply at all times with such tests. If we fail to satisfy the asset tests at the end of a calendar quarter, we would not lose our REIT status if:

   o we satisfied the asset tests at the close of the preceding calendar quarter and

   o the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If we did not satisfy the condition described in the first item, above, we still may avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

   As described above, we may own up to 100% of the stock of TRSs. TRSs can perform activities unrelated to our tenants, such as third-party management, development, and other independent business activities, as well as provide services to our tenants. We and a taxable subsidiary must elect for the subsidiary to be treated as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. The deductibility of interest paid or accrued by a TRS to us is limited to assure that the TRS is subject to an appropriate level of corporate taxation. Further, there is a 100% excise tax on transactions between a TRS and us or our tenants that are not conducted on an arm's-length basis. We may not own more than 10% of the voting power or value of the stock of a taxable subsidiary that is not treated as a TRS. Overall, no more than 20% of our assets can consist of securities of TRSs. We do not currently have any TRSs, but may from one or more TRSs in the future.

Distribution Requirements

   Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our shareholders in an aggregate amount at least equal to:

   o the sum of

     * 90% of our "REIT taxable income," computed without regard to the dividends paid deduction and our net capital gain or loss, and

     * 90% of our after-tax net income, if any, from foreclosure property; minus

   o the sum of certain items of non-cash income.

   We must pay such distributions in the taxable year to which they relate, or in the following taxable year if we declare the distribution before we timely file our federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration. We intend to make timely distributions sufficient to satisfy the annual distribution requirements.

   We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to shareholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January following such calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

   o 85% of our REIT ordinary income for such year,

   o 95% of our REIT capital gain income for such year, and

   o any undistributed taxable income from prior periods,

we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distribute. We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. See "--Taxation of Taxable U.S. Shareholders." If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% excise tax described above. We have made, and we intend to continue to make, timely distributions sufficient to satisfy the annual distribution requirements.

   It is possible that, from time to time, we may experience timing differences between:

   o the actual receipt of income and actual payment of deductible expenses, and

   o the inclusion of that income and deduction of those expenses in arriving at our REIT taxable income.

For example, we will recognize taxable income in excess of our cash receipts when original issue discount accrues with respect to a loan. Original issue discount generally will accrue taking into account projected prepayments, such as those arising from appreciation interests, but not allowing credit losses to be reflected until they are actually incurred. Also, we may recognize as income taxable market discount income from the proceeds of the sale of, or principal payments from, loans that are "market discount bonds," although such proceeds often will be used to make non-deductible principal payments on related borrowings. "Market discount bonds" are obligations with a stated redemption price at maturity that is greater than our tax basis in such obligations. We also may recognize income in excess of cash receipts if we make wraparound loans where the payments of nondeductible principal we must make on the underlying loans exceed the amount of nontaxable principal we receive from the borrower. There is authority, however, for the position that only the interest on the amount advanced by the wraparound lender is included in the income of a REIT making such a loan; this would reduce or limit the possibility of mismatching. In addition, we may recognize net capital gain attributable to the sale of depreciated property that exceeds our cash receipts from the sale. We also may recognize taxable income without receiving a corresponding cash distribution if we foreclose on or make a "significant modification" to a loan, to the extent that the fair market value of the underlying property or the principal amount of the modified loan, as applicable, exceeds our basis in the original loan. Finally, we cannot deduct from our REIT taxable income capital losses recognized by us. As a result of these considerations, we may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds or issue preferred stock or additional common shares.

   Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying "deficiency dividends" to our shareholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the Internal Revenue Service based upon the amount of any deduction we take for deficiency dividends.

Recordkeeping Requirements

   We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis information from our shareholders designed to disclose the actual ownership of our outstanding shares. We have complied, and we intend to continue to comply, with such requirements.

Failure to Qualify

   If we fail to qualify as a REIT in any taxable year, and no relief provision applies, we will be subject to federal income tax and any applicable alternative minimum tax on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we failed to qualify as a REIT, we would not be able to deduct amounts paid out to shareholders. In fact, we would not be required to distribute any amounts to shareholders in such year. In such event, to the extent of our current and accumulated earnings and profits, all distributions to shareholders would be taxable as ordinary income. Subject to certain limitations of the federal income tax laws, corporate shareholders might be eligible for the dividends received deduction. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.

Taxation of Taxable U.S. Shareholders

   As long as we qualify as a REIT, a taxable "U.S. shareholder" must take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain. A U.S. shareholder will not qualify for the dividends received deduction generally available to corporations. The term "U.S. shareholder" means a holder of preferred or common shares that for United States federal income tax purposes is:

   o a citizen or resident of the United States;

   o a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any political subdivision thereof;

   o an estate whose income from sources without the United States is includible in gross income for United States federal income tax purposes regardless of its connection with the conduct of a trade or business within the United States; or

   o any trust with respect to which

     * a United States court is able to exercise primary supervision over its administration, and

     * one or more United States persons have the authority to control all of its substantial decisions.

   A U.S. shareholder generally will recognize distributions that we designate as capital gain dividends as long-term capital gain without regard to the period for which the U.S. shareholder has held our common shares. A corporate U.S. shareholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

   We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, a U.S. shareholder would be taxed on his or her proportionate share of our undistributed long-term capital gain. The U.S. shareholder would receive a credit or refund for his or her proportionate share of the tax we paid. The U.S. shareholder would increase his or her basis in our shares by the amount of his or her proportionate share of our undistributed long-term capital gain, minus his or her share of the tax we paid.

   A U.S. shareholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if such distribution does not exceed the adjusted basis of the U.S. shareholder's preferred or common shares. Instead, such distribution will reduce the adjusted basis of such preferred or common shares. A U.S. shareholder will recognize a distribution in excess of both our current and accumulated earnings and profits and the U.S. shareholder's adjusted basis in his or her preferred or common shares as long-term capital gain, or short-term capital gain if the preferred or common shares have been held for one year or less, assuming the preferred or common shares are a capital asset in the hands of the U.S. shareholder. In addition, if we declare a distribution in October, November, or December of any year that is payable to a U.S. shareholder of record on a specified date in any of these months, the distribution will be treated as both paid by us and received by the U.S. shareholder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year.

   Shareholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. Taxable distributions from us and gain from the disposition of the preferred or common shares will not be treated as passive activity income and, therefore, shareholders generally will not be able to apply any "passive activity losses," such as losses from certain types of limited partnerships in which the shareholder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of preferred or common shares generally will be treated as investment income for purposes of the investment interest limitations. We will notify shareholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain.

   We may recognize taxable income in excess of our economic income, known as "phantom income," in the first years we hold certain investments, and experience an offsetting excess of economic income over our taxable income in later years. As a result, shareholders at times may pay federal income tax on distributions that economically represent a return of capital, rather than a dividend. These distributions would be offset in later years by distributions representing economic income that would be treated as returns of capital for federal income tax purposes. Taking into account the time value of money, this acceleration of federal income tax liabilities may reduce a shareholder's after-tax return on his or her investment in us to an amount less than the after-tax return on an investment with an identical before-tax rate of return that did not generate phantom income. For example, if an investor with a 30% tax rate purchases a taxable bond with an annual interest rate of 10% on its face value, the investor's before-tax return on the investment would be 10% and the investor's after-tax return would be 7%. However, if the same investor purchased our shares at a time when the before-tax rate of return was 10%, the investor's after-tax rate of return on the shares might be somewhat less than 7% as a result of our phantom income. In general, as the ratio of our phantom income to our total income increases, the after-tax rate of return received by a taxable shareholder will decrease. We will consider the potential effects of phantom income on our taxable shareholders in managing our investments.

Taxation of U.S. Shareholders on the Disposition of Shares

   In general, a U.S. shareholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of his or her preferred or common shares as long-term capital gain or loss if the U.S. shareholder has held the preferred or common shares for more than one year. However, a U.S. shareholder must treat any loss upon a sale or exchange of preferred or common shares held by such shareholder for six months or less as a long-term capital loss to the extent of capital gain dividends and other distributions from us that such U.S. shareholder treats as long-term capital gain. All or a portion of any loss that a U.S. shareholder realizes upon a taxable disposition of the preferred or common shares may be disallowed if the U.S. shareholder purchases other preferred or common shares within 30 days before or after the disposition.

Capital Gains and Losses

   The tax rate differential between capital gain and ordinary income for non-corporate taxpayers may be significant. A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. Under the Economic Growth and Tax Relief Reconciliation Act of 2001, the maximum marginal individual income tax rate of 39.6% for ordinary income reduces to 38.6% for the period from July 1, 2001 to the end of 2001, resulting in an effective maximum rate of 39.1% for all of 2001. The 2001 Act reduces the maximum rate for ordinary income to 38.6% for all of 2002 and 2003, to 37.6% for 2004 and 2005, and to 35% for 2006 to 2011. The maximum tax rate on long-term capital gain applicable to non-corporate taxpayers, which was not affected by the 2001 Act, is 20% for sales and exchanges of assets held for more than one year. The maximum tax rate on long-term capital gain from the sale or exchange of "section 1250 property," or depreciable real property, is 25% to the extent that such gain would have been treated as ordinary income if the property were "section 1245 property." With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we generally may designate whether such a distribution is taxable to our non-corporate shareholders at a 20% or 25% rate. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer can deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Information Reporting Requirements and Backup Withholding

   We will report to our shareholders and to the Internal Revenue Service the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to distributions unless the holder:

   o is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or

   o provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules.

A shareholder who does not provide us with his or her correct taxpayer identification number also may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to us. For a discussion of the backup withholding rules as applied to non-U.S.
shareholders, see "--Taxation of Non-U.S. Shareholders."

Taxation of Tax-Exempt Shareholders

   Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income. While many investments in real estate generate unrelated business taxable income, the Internal Revenue Service has issued a published ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute unrelated business taxable income, so long as the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distribute to tax-exempt shareholders generally should not constitute unrelated business taxable income. However, if a tax-exempt shareholder were to finance its acquisition of our securities or debt securities of RAIT Partnership with debt, a portion of the income that it receives from us would constitute unrelated business taxable income pursuant to the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different unrelated business taxable income rules, which generally will require them to characterize distributions that they receive from us as unrelated business taxable income. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our shares must treat a percentage of the distributions that it receives from us as unrelated business taxable income. Such percentage is equal to the gross income we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the distributions. That rule applies to a pension trust holding more than 10% of our shares only if:

   o the percentage of our distributions that the tax-exempt trust must treat as unrelated business taxable income is at least 5%;

   o we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our shares be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding our shares in proportion to their actuarial interests in the pension trust; and

   o either

     * one pension trust owns more than 25% of the value of our shares or

     * a group of pension trusts individually holding more than 10% of the value of our shares collectively owns more than 50% of the value of our shares.

Taxation of Non-U.S. Shareholders

   The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign shareholders are complex. This section is only a summary of such rules. We urge non-U.S. shareholders to consult their own tax advisors to determine the impact of federal, state and local income tax laws on ownership of our common and preferred shares, including any reporting requirements.

   A non-U.S. shareholder that receives a distribution that is not attributable to gain from our sale or exchange of U.S. real property interests, as defined below, and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay such distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply to such distribution unless an applicable tax treaty reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the non-U.S. shareholder's conduct of a U.S. trade or business, the non-U.S. shareholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such distributions and also may be subject to the 30% branch profits tax in the case of a non-U.S. shareholder that is a non-U.S. corporation. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any such distribution paid to a non-U.S. shareholder unless either:

   o a lower treaty rate applies and the non-U.S. shareholder files the required form evidencing eligibility for that reduced rate with us; or

   o the non-U.S. shareholder files an IRS Form 4224 with us claiming that the distribution is effectively connected income.

   A non-U.S. shareholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if such distribution does not exceed the adjusted basis of our preferred or common shares. Instead, such a distribution will reduce the adjusted basis of those preferred or common shares. A non-U.S. shareholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of our preferred or common shares, if the non-U.S. shareholder otherwise would be subject to tax on gain from the sale or disposition of our preferred or common shares, as described below. Because we generally cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. shareholder may obtain a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

   We must withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, we will withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%.

   For any year in which we qualify as a REIT, a non-U.S. shareholder will incur tax on distributions that are attributable to gain from the sale or exchange of "U.S. real property interests" under special provisions of the federal income tax laws known as "FIRPTA." The term "U.S. real property interests" includes certain interests in real property and shares in corporations at least 50% of whose assets consist of interests in real property. Under those rules, a non-U.S. shareholder is taxed on distributions attributable to gain from sales of U.S. real property interests as if such gain were effectively connected with a U.S. business of the non-U.S. shareholder. A non-U.S. shareholder thus would be taxed on such a distribution at the normal capital gain rates applicable to U.S. shareholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate shareholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. We must withhold 35% of any distribution that we could designate as a capital gain dividend. A non-U.S. shareholder may receive a credit against its tax liability for the amount we withhold.

   A non-U.S. shareholder generally will not incur tax under FIRPTA as long as at all times non-U.S. persons hold, directly or indirectly, less than 50% in value of our shares. We cannot assure you that this test will be met. However, a non-U.S. shareholder that owned, actually or constructively, 5% or less of the preferred and common shares at all times during a specified testing period will not incur tax under FIRPTA if the preferred and common shares are "regularly traded" on an established securities market. If the gain on the sale of the shares were taxed under FIRPTA, a non-U.S. shareholder would be taxed in the same manner as U.S. shareholders with respect to such gain, subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals, and the possible application of the 30% branch profits tax in the case of non-U.S. corporations. Furthermore, a non-U.S. shareholder will incur tax on gain not subject to FIRPTA if:

   o the gain is effectively connected with the non-U.S. shareholder's U.S. trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain, or

   o the non-U.S. shareholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the non-U.S. shareholder will incur a 30% tax on his capital gains.

Taxation of Holders of Debt Securities

   In this prospectus, the term "U.S. debt holder" means a person that comes within one of the categories set forth in the definition of "U.S. shareholder" described in the prospectus section "Federal Income Tax Consequences of Our Status as a REIT--Taxation of Taxable U.S. Shareholders."

   Taxation of U.S. debt holders. Interest on a debt security will be taxable to a U.S. debt holder as ordinary income at the time it is received or accrued, depending on the U.S. debt holder's method of accounting for tax purposes.

   A U.S. debt holder's tax basis in a debt security will generally be its U.S. dollar cost, reduced by any repayments of principal.

   In general, as with U.S. shareholders, a U.S. debt holder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of his or her debt securities, such as a sale or retirement, as long-term capital gain or loss if the U.S. debt holder has held the debt securities for more than one year. The amount of any capital gain or loss does not include amounts attributable to accrued but unpaid interest or amounts attributable to original issue discount, which are treated as ordinary income.

   Taxation of non-U.S. debt holders. This discussion assumes that the debt security is not subject to the rules of Section 871(h)(4)(A) of the Internal Revenue Code relating to interest payments that are determined by reference to the income, profits, changes in the value of property or other attributes of the debtor or a related party.

   Under present federal income tax law, and subject to the discussion of backup withholding in the prospectus sections "Federal Income Tax Consequences of Our Status as a REIT--Information Reporting Requirements and Backup Withholding" and "--Taxation of Non-U.S. Shareholders":

   o payments of principal, premium and interest by RAIT Partnership to a non-U.S. debt holder will not be subject to federal withholding tax if, in the case of interest,

     * the beneficial owner of the debt security does not actually or constructively own 10% or more of the capital or profits interest in RAIT Partnership;

     * the beneficial owner of the debt security is not a controlled foreign corporation that is related to RAIT Partnership through share ownership;

     * the beneficial owner of a debt security is not a bank whose receipt of interest from the debt security is described in Section 881(c)(3)(A) of the Internal Revenue Code; and

     * either the beneficial owner of the debt security certifies to RAIT Partnership that it is not a U.S. person and provides its name and address, or a financial institution that holds customers securities in the ordinary course of its trade or business and holds the debt security certifies to RAIT Partnership that such statement has been received by it or by a financial institution between it and the beneficial owner and furnishes RAIT Partnership with a copy; and

   o a non-U.S. debt holder will not be subject to federal withholding tax on any gain realized on the sale or exchange of a debt security.

   Special rules may apply in the case of non-U.S. debt holders that are engaged in a United States trade or business, are former citizens or long term residents of the United States, are "controlled foreign corporations," "foreign personal holding companies" or corporations which accumulate earnings to avoid United States federal income tax, together with some foreign charitable organizations and certain non-resident alien individuals who are present in the United States for 183 days or more during a taxable year.

State and Local Taxes

   We and/or our securityholders may be subject to taxation by various states and localities, including those in which we or such securityholders transact business, own property or reside. The state and local tax treatment may differ from the federal income tax treatment described above. Consequently, holders of our securities should consult their own tax advisors regarding the effect of state and local tax laws upon an investment in our securities.

                              PLAN OF DISTRIBUTION

   We may distribute our securities from time to time in one or more transactions at a fixed price or prices. We may change these prices from time to time. We may also distribute our securities at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. We will describe the distribution method for each offering in a prospectus supplement.

   We may sell our securities in any of three ways:

   o through underwriters or dealers,

   o through agents who may be deemed to be underwriters as defined in the Securities Act, and

   o directly to one or more purchasers.

   The prospectus supplement for a particular offering will set forth the terms of the securities we offer, the terms of the offering, purchase price, the proceeds we will receive from the offering, any delayed delivery arrangements, and any underwriting arrangements, including underwriting discounts and other items constituting underwriters' compensation and any discounts or concessions allowed or reallowed or paid to dealers. We may have agreements with the underwriters, dealers and agents who participate in the distribution to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute to payments which they may be required to make.

   If we use underwriters in the sale, the securities we offer will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Our securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering of our securities will be named in the prospectus supplement relating to that offering, and if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of that prospectus supplement.

   If we use dealers in an offering of our securities, we will sell the shares to the dealers as principals. The dealers may then resell the shares to the public at varying prices to be determined by those dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in a prospectus supplement. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

   We may also offer our securities directly, or though agents we designate, from time to time at fixed prices, which we may change, or at varying prices determined at the time of sale. We will name any agent we use and describe the terms of the agency, including any commissions payable by us to the agent, in a prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent we use will act on a reasonable best efforts basis for the period of its appointment.

   In certain states, our securities may be sold only through registered or licensed brokers or dealers. In addition, in certain states, our securities may not be sold unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is complied with.

   Any common shares sold pursuant to a prospectus supplement will be listed on the American Stock Exchange. Preferred shares may or may not be listed on a national securities exchange. Debt securities will not be listed on a national securities exchange.

                                    EXPERTS

   Our consolidated financial statements as of December 31, 2000 and 1999 and for each of the three years ended December 31, 2000 appearing in our Annual Report on Form 10-K for the year ended December 31, 2000, which are incorporated by reference in this prospectus, have been audited by Grant Thornton LLP, whose report is incorporated by such reference in this prospectus and given upon their authority as experts in accounting and auditing.

                                 LEGAL OPINIONS

   The legality of the securities will be passed upon for us by Ledgewood Law Firm, P.C., Philadelphia, Pennsylvania. Certain matters of Maryland law will be passed upon for us by Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland. In addition, the description of federal income tax matters in "Federal Income Tax Consequences of Our Status as a REIT" will be passed upon by Ledgewood Law Firm, P.C. Any underwriters will be advised about other issues relating to any offering by their own legal counsel.

                      WHERE YOU CAN FIND MORE INFORMATION

   We have filed with the SEC a registration statement on Form S-3 (File No. 333-69422) under the Securities Act of 1933. This prospectus and any accompanying prospectus supplement do not contain all of the information in the registration statement. We have omitted certain parts of the registration statement, as permitted by the rules and regulations of the SEC. You may inspect and copy the registration statement, including exhibits, at the SEC's public reference facilities or internet site, referred to in the next paragraph. Our statements in this prospectus and any accompanying prospectus supplement about the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or other document we have filed as an exhibit to the registration statement for complete information.

   We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we filed with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may request copies of these documents, upon payment of a copying fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for information on the operation of the Public Reference Room. Our SEC filings are also available to the public on the SEC internet site at http://www.sec.gov.

   The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to documents we have filed with the SEC which are not included in this prospectus or any prospectus supplement. The information incorporated by reference is considered part of this prospectus, and later information that we file with the SEC will automatically update and replace this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

   o Annual Report on Form 10-K/A for the year ended December 31, 2000.

   o Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001.

   o Current Reports on Form 8-K filed July 6, 2001 and July 19, 2001.

   o The description of our common shares contained in Form 8-A/A dated January 2, 1998.

   You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                        RAIT Investment Trust
                        ATTN: Ellen J. DiStefano
                        Vice President and Chief Financial Officer
                        1818 Market Street, 28th Floor
                        Philadelphia, Pennsylvania 19103
                        (215) 861-7900

   You should rely only on the information incorporated by reference or provided in this prospectus or any supplement to this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of our securities in any state where the offer or solicitation is not authorized. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                                1,000,000 Shares






                              RAIT INVESTMENT TRUST






                                  Common Shares









                                    [graphic]










                              PROSPECTUS SUPPLEMENT







                           U.S. Bancorp Piper Jaffray






                                 April 25, 2002